As filed with the Securities and Exchange Commission on July 20, 2021

Registration No. _____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COJAX OIL AND GAS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia		46-1892622
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

3033 Wilson Boulevard, Suite E-605

Arlington, Virginia 22201

(703) 216-8606

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Jeffrey J. Guzy

Chief Executive Officer

CoJax Oil and Gas Corporation

3033 Wilson Boulevard, Suite E-605

Arlington, Virginia 22201

(703) 216-8606

(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:

Mark Crone, Esq.

Eleanor Osmanoff, Esq.

The Crone Law Group, P.C.

500 Fifth Avenue, Suite 938

New York, New York 10110

(917) 679-5931

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $0.01 per share	1,296,250	$2.00	$2,596,500	$282.84
Total	1,296,250	$2.00	$2,596,500	$282.84

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) the registrant is also registering an indeterminate number of additional shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act based upon the sale price of shares of common stock sold at a price per share of $2.00.

(3)   Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

 The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

 PRELIMINARY PROSPECTUS Subject to Completion, Dated: July 20, 2021

COJAX OIL AND GAS CORPORATION

1,296,250 shares of Common Stock

This prospectus relates to the resale by the selling stockholders identified in this prospectus (the “Selling Stockholders”) of 1,296,250 shares of our common stock.  See the section of this prospectus “Selling Stockholders” for additional information about the Selling Stockholders.

The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any shares of our common stock will be sold by any of the Selling Stockholders, and we cannot predict when or in what amounts any of the selling stockholders may sell any of our shares of common stock offered by this prospectus.

There is not currently, and there has never been, any established public trading market for our common stock. Our common stock is not currently eligible for trading on any national securities exchange, including the NASDAQ Stock Market, or any over-the-counter markets, including the OTC Markets— OTCQB or OTCQX tiers . We cannot assure you that our common stock will become eligible for trading on any exchange or market.

The Selling Stockholders identified herein may only sell their shares of our common stock pursuant to this prospectus at a fixed price of $2.00 per share until such shares are quoted on the OTC Bulletin Board, OTCQX or the OTCQB or until the shares of our common stock are listed on a national securities exchange. At and after such time, the Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

The Company intends to apply for approval from the Financial Industry Regulatory Authority (“FINRA”) for our common stock to be eligible for trading on any of the OTC Markets tier. However, there is no assurance that the Company will receive approval, and if it does receive such approval, there can be no assurance that a trading market will develop, or, if developed, that it will be sustained.

We will pay all fees and expenses incident to the registration of the resale of shares of our common stock under this prospectus. The Company does not sell any shares of its common stock under this prospectus and will not realize no proceeds from sales by the Selling Shareholders. All net proceeds from the sale or other disposition of the shares of common stock sold by the Selling Stockholders covered by this prospectus will go to the Selling Stockholders. The Company will The Selling Stockholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale or other disposition of the shares of common stock covered by this prospectus.

Investing in our securities involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under “Risk Factors” beginning on page 13.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act which became law in April 2012 and will be subject to reduced public company reporting requirements. See Prospectus Summary—Implications of Being an Emerging Growth Company” on page 10 of this prospectus.

The date of this prospectus is July 20, 2021.

COJAX OIL AND GAS CORPORATION

You should rely only on the information contained in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this prospectus relating to our business strategy, our plans, objectives, expectations, and intentions, our future operating results, including future operating results of Barrister, the competitive nature of the industry in which we will conduct our business, crude oil and natural gas commodity prices, demand for oil, the effects of government regulation and changes in that regulation, the impact of new technology on oil exploration and production and our ability to acquire and use that technology, our ability to maintain effective information technology systems and guard against cyber-attacks or hacking, our ability to obtain permits, approvals, and authorizations from governmental and third parties, planned acquisitions and future capital expenditures, our ability to service our debt obligations, the impact of the acquisition of Barrister and the debt assumed in said acquisition, financial strategy, liquidity or capital required for our ongoing operations and acquisitions, and our ability to raise additional capital to acquire and expand oil drilling and production and to fund overhead. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section entitled “Risk Factors” of this prospectus. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Commonly Used Defined Terms

As used in this prospectus, unless the context indicates or otherwise requires, the following terms have the following meanings:

“ARO” means asset retirement obligation;

“Barrister” means Barrister Energy, L.L.C., a Mississippi limited liability company, our wholly owned subsidiary;

“Barrister Oil Rights” means the crude oil and natural gas exploration and production leases and rights owned or controlled by Barrister (as more fully described under “Business – Barrister Oil Rights” below). Barrister does not own the underlying real property;

“Btu” means one British thermal unit, the quantity of heat required to raise the temperature of a one-pound mass of water by one degree of Fahrenheit;

“Basin” means a large natural depression on the earth’s surface in which sediments generally brought by water accumulate;

“Commission” or “SEC” means the U.S. Securities and Exchange Commission;

“CoJax,” the “Company,” “we,” “us,” and “our” refer to CoJax Oil and Gas Corporation;

“Completion” means the process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency;

“C.O.P.” means Central Operating, L.L.C., a privately held Mississippi limited liability company, and the former owner of Barrister’s Oil Rights and current contract manager of limited drilling operations on the Barrister Oil Rights;

“Deep drill well” or “deep drilling rig” means an oil well capable of drilling to depths of approximately 10,000 feet or more;

“Developed acreage” means the number of acres that are allocated or assignable to productive wells or wells capable of production;

“EUR” means the sum of reserves remaining as of a given date and cumulative production as of that date. As used in this filing, EUR includes only proved reserves and is based on our reserve estimates;

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Field” means an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations;

“Formation” means a layer of rock which has distinct characteristics that differs from nearby rock;

“Gas” means natural gas;

“Gulf States Drill Region” means the area(s) where oil and gas leases, drilling and production rights, which are located in the Smackover Trend. The Smackover Trend extends from Texas to the Florida Panhandle along the Gulf Coast Region – both onshore and offshore.  The Smackover Trend is a major oil and gas production formation in the Gulf States and the principal source of oil and gas. Like the Persian Gulf, the Smackover Trend was rock stratum formed by deposits from warm ocean waters covering the carbonate-evaporite basins in the southern Gulf States Region during the Upper Jurassic Period;

“Horizontal drilling” means a drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval;

“Mcf” means one thousand cubic feet of natural gas;

“MMBtu” means one million Btu;

“MMcf” means one million cubic feet of natural gas;

“Oil” means crude oil that has not been refined or processed;

“OPEC” means Organization of Petroleum Exporting Countries;

“Productive well” means a well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes;

“Prospect” means a specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons;

“Proved reserves” means the estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions;

“Proved undeveloped reserves” or “PUDs” means proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion;

“Recompletion” means the process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production;

“Reservoir” means a porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs;

“Resources” means quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations;

“Securities Act” means the Securities Act of 1933, as amended;

“Standardized measure” means the present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices used in estimating proved oil and gas reserves to the year-end quantities of those reserves in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of future price changes to the extent provided by contractual arrangements in existence at year-end), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on year-end costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the appropriate year-end statutory federal and state income tax rate with consideration of future tax rates already legislated, to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to proved oil and gas reserves;

“Spacing” means the distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies;

“Undeveloped reserves” are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence exists that establishes reasonable certainty of economic productivity at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time. Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty;

“Unit” means the joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement;

“Unproved properties” means properties with no proved reserves;

“Working interest” means the right granted to the lessee of a property to explore for and to produce and own natural gas or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before investing.

Overview

CoJax was incorporated November 13, 2017, under the laws of the Commonwealth of Virginia with the business purpose to acquire oil drilling and production rights to properties with oil reserve reports showing sufficient oil reserves to justify drilling and to produce crude oil for sale to any available domestic or international buyers.  Since incorporation, we have been engaged in evaluating and pursuing possible acquisitions of oil leases and rights and exploring the availability of third-party funding for our business plan.  Prior to the acquisition of Barrister, we have not had any revenue-generating operations. The acquisition of Barrister is the first and only current acquisition of oil and gas exploration and production leases and rights as of the date of this prospectus.

Description of Business

We are an early-stage independent oil and gas company focused on commencing operations in the acquisition, development and production of crude oil from assets in the Gulf States Drill Region. We are focused on establishing profitable oil exploration and production operations by acquiring the right, by lease or assignment, to drill, extract, and sell oil. We may extract and sell gas from time to time, but any gas production would be secondary and not significant business line. Our long-term goal is to create shareholder value by identifying and assembling a portfolio of low-risk assets with attractive economic profiles, and our short-term goal is to identify and complete an equity acquisition of producing oil and gas assets in the Gulf States Drilling Region and then raise sufficient working capital to establish deep drilling rigs to fully exploit oil reserves. We focus on Gulf State Drilling Region because of the quality of the oil and the ability to typically access oil without fracking and its history of drilling resulting oil production without an inordinate percentage of dry wells or failed drilling. We do not intend to do exploratory drilling, which is expensive and typically can only be afforded by the larger oil production companies. Barrister has existing rigs that are producing oil.  Exploratory drilling can verify the presence of oil and is used to reduce the risk of establishing deep drilling rigs.

The Barrister Acquisition and Related Transactions

 On June 16, 2020, CoJax entered into an acquisition agreement with Barrister and all members of Barrister (the “Barrister Acquisition Agreement”), and on November 17, 2020, pursuant to the terms of the Barrister Acquisition Agreement, the Company acquired all the outstanding capital of Barrister in exchange for 3,650,000 shares of the Common Stock issued to all members of Barrister (the “Acquisition” or the “Exchange”). As the result of the Acquisition, CoJax acquired Barrister’s business and its business plan, and Barrister became a wholly owned subsidiary of CoJax.   The discussion hereinafter of the business and operations of the Company refer to the Company subsequent to the Acquisition of Barrister and all such discussions primarily report the operations of its now subsidiary unless otherwise so indicated.

As the result of the Acquisition, the Company also assumed $2,700,000 of Barrister’s debts (the “Assumed Debt”), secured by Barrister Oil Rights, which were acquired by Barrister from Central Operating, LLC or “COP” under that certain Purchase and Sale Agreement, dated June 1, 2019 (the “COP Purchase and Sale Agreement”), and related secured Promissory note (the “Barrister Original Promissory Note”) and Security Agreement, also dated June 1, 2019, (collectively, “COP Agreements”). These acquired oil and gas exploration and production assets represent all the Barrister Oil Rights. The Barrister Original Promissory Note was non-interest bearing; however, the principal amount of the Assumed Debt was required to be paid in a lump sum balloon within 24 months from the date of the issuance, on June 1, 2021.  These payment obligations under the Barrister Original Promissory Note, that required a lump sum payment by June 1, 2021, represents a significant financial burden for the Company, particularly considering the risk of a possible default and legal action to seize or sell the Barrister Oil Rights, which are provided as collateral for the Assumed Debt.  On May 29, 2021, The Company and C.O.P entered into and executed the Amended and Restated Promissory Note (the “Restated Note”) which extended the date of the repayment of the Barrister Original Promissory Note to October 1, 2021, and restated all other provisions contained in the Barrister Original Promissory Note.

Because Barrister has only minimal oil drilling and production operations, the Company will have to raise funds to establish one or more deep drilling rigs exploiting the Barrister Oil Rights. Even with deep drilling rigs, Barrister Oil Rights may not produce oil on a profitable basis. We currently have no other potential acquisitions.  Under the Purchase and Sale Agreement, COP retained financial benefit of oil produced prior to and on June 1, 2019, and Barrister owned all post-June 1, 2019, oil production.  Barrister had until August 31, 2019 to challenge any title defects affecting acquired assets, but has not asserted any title defects. COP conveyed by Special Warranty of Title in respect of acquired assets “as is and with all faults” on date of purchase, but the warranty does not cover fitness of acquired assets for any specific purpose, accuracy of oil reserves, or future productivity of acquired assets, or hazardous material liabilities.  Barrister waived, released, held harmless and indemnified COP and its affiliates from all liabilities associated with or arising from the Barrister Oil Rights.

Capital Needs

One of the biggest challenges facing the Company is the ability to raise adequate capital to develop and execute its business plan. As an early-stage development company and with limited oil production history of Barrister Oil Rights, the Company does not believe that it can raise funding for exploratory drilling rigs and deep drilling oil rigs.  We have explored third party debt and equity funding for acquiring and expanding oil exploration and production, but as of the date of this prospectus, we have no firm commitments for funding. Our experience is that private funding for new drilling on oil leases and rights with limited production or operating history has been difficult to obtain on affordable terms in the past.

We filed a registration statement on a Form S-1 which was declared effective by the Commission on October 20, 2020 (the “Registration Statement”), in which we registered for sale and offered 6,000,000 shares of our Common Stock at a price of $2.00 per share (the “Primary Offering”). The Company intends to use proceeds from the shares sold in the Primary Offering for working capital and for our corporate operating overhead and to fund establishing at least one deep drilling rig for the Barrister Oil Rights.  Our goal is to raise sufficient funds in the Primary Offering pursuant to the Registration Statement to expand drilling from Barrister Oil Rights and establish a more robust cash flow and production history from Barrister Oil Rights in order to attract future funding, either from lenders or through offering of our securities to investors, to fund further drilling on Barrister Oil Rights and possibly, subject to adequate funds, acquire new oil leases and rights in Gulf State Drilling Region.  However, as of the date of this prospectus, we have raised only $53,000 in the Primary Offering.

Under the Restated Note, CoJax is required to pay the Assumed Debt by October 1, 2021, the new maturity date.  There is no assurance, especially in light of the chaotic economic conditions imposed by COVID-19 pandemic on the U.S. and world economies and the oil production industry and the uncertainty about when that impact will end, that CoJax can timely pay off or restructure the Assumed Debt.  CoJax lacks the assets typically required for debt financing, and the Barrister Oil Rights are already subject to a secured lien held by COP under the COP Agreements.

Corporate Information

Our executive offices are located at Wilson Boulevard, Suite E-605, Arlington, Virginia and our telephone number is (703) 216-8606.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•a requirement to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•reduced disclosure about executive compensation arrangements;

•no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•an exemption from the auditor attestation requirement in the assessment of internal control over financial reporting.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we had total annual gross revenues of $1.07 billion or more; (ii) the last day of the year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we had issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”), after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years.

SUMMARY OF THE OFFERING

The following is a summary of the shares being offered by the Selling Stockholders:

Common stock offered by Selling Stockholders

1,296,250 shares of Common Stock, consisting of (i) 857,500 shares issued to former members of Barrister, upon the consummation of the Acquisition; (ii) 2,000 shares issued to directors and officers of the Company; (iii) 310,250 shares issued to Newbridge Securities Corporation and its affiliates as compensation earned in connection with the Acquisition; (iv) 100,000 shares issued to consultants for services; and (v) 26,500 shares issued to investors pursuant to the Primary Offering;

Common stock outstanding prior to the offering	4,096,751 shares

Offering price

The Selling Stockholders identified herein may only sell their shares of our common stock pursuant to this prospectus at a fixed price of $2.00 per share until such shares are quoted on the OTC Bulletin Board, OTCQX or the OTCQB or until the shares of our common stock are listed on a national securities exchange. At and after such time, the Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the Selling Stockholders.

Risk factors	You should carefully read the Section “Risk Factors” in this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.

The number of shares of our Common Stock that will be outstanding immediately after this offering is based on 4,096,751 shares of Common Stock outstanding as of July 20, 2021 and excludes 30,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”); each share of the Series A Preferred Stock is convertible at the option of the holder thereof to ten (10) shares of Common Stock.

RISK FACTORS

You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus. If any of the following risks are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected the value of our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only risks facing the Company. Risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and/or prospects.

RISKS RELATING TO OUR BUSINESS AND THE INDUSTRY IN WHICH WE OPERATE

CoJax has no operating history with revenue-generating operations, and Barrister has a limited history of owning and operating oil and gas exploration and production operations.

Since its incorporation in November 2017, CoJax has never had any revenue-generating operations. Although we acquired Barrister’s business pursuant to the Acquisition on November 17, 2020, Barrister’s drilling operations are minimal and commenced in 2019.  There is insufficient operating history for investors to adequately evaluate these companies as an oil and gas production company, either combined or as separate entities. While Barrister Oil Rights have a longer history of production, that history was minimal in terms of production and does not reveal the potential oil production and profitability of Barrister Oil Rights. The lack of operating history increases the risk of investing in the shares of our Common Stock.  Further, the lack of a more extensive operating history may discourage lenders or funding sources from providing working capital to CoJax or Barrister.  There is no assurance that the Barrister Oil Rights will produce oil on a profitable basis, even with deep drilling rigs.  Investors should carefully consider the lack or operating history of CoJax and Barrister and the lack of any significant oil production from the Barrister Oil Rights prior to making an investment decision to invest in the Company.

We are entering a highly competitive and highly capital-intensive industry, and any oil production may be insufficient to fund, sustain, or expand revenue-generating operations.

The oil drilling exploration and production business are capital intensive due to the cost of experienced personnel; equipment and other assets required to drill, produce and store oil; regulatory compliance costs; potential liability exposures and financial impact; and risk of unpredictable volatility in oil market prices and predatory pricing by competitors.  Drilling requires an upfront payment of operational costs with no guarantee that actual oil production will cover such expenses.  “Dry” holes for the first and/or second oil wells could deplete any available funding raised by the Company and render the Company insolvent. The actual amount and timing of our future capital expenditures may differ materially from our estimates as a result of, among other things, market oil prices, actual drilling results, the availability of drilling rigs and other services and equipment, and regulatory, technological, and competitive developments.  Neither CoJax nor Barrister has cash flow or cash reserves sufficient to fund more extensive and deep drilling on Barrister Oil Rights.  While we will seek such funding, there can be assurances that we can obtain funding that will be sufficient to fund deep drill wells, which are needed to produce any significant levels of oil production.

Future cash flow from our operations and access to capital are subject to a number of variables, including: (i) the market prices at which our oil production is sold; (ii) our proved reserves; (iii) the level of hydrocarbons we can produce from any future oil wells; (iv) our ability to acquire, locate and produce new oil reserves; (v) the levels of our operating expenses; (vi) reduction and stabilization of the impact of COVID-19 pandemic’s ongoing disruption of and reduction in the U.S. and global demand for oil.

Due to our contractor model of operations, we will be vulnerable to any inability to engage or retain qualified operational personnel for new or existing drilling operations.

Our operation plan depends on a teaming/contractor approach to operate oil rigs.  We may be unable to locate or retain a sufficient number of qualified independent contractors to operate a new or existing oil rigs.  Finding and engaging qualified independent contractors will be essential to commencing, expanding, and sustaining drilling operations. Since we will, in all likelihood, depend on one or two new oil rigs at the start of operations after raising sufficient working capital, any inability to engage or retain qualified independent contractors would be potentially fatal to our efforts to establish increased revenue-generating operations. The use of independent contractors also poses the risk of such personnel leaving for more lucrative opportunities with competitors or other oil producers. Many of our competitors can afford more lucrative compensation packages for qualified personnel. We lack the resources to effectively compete against larger competitors for operational personnel, especially against competitors with liquid public markets for their capital stock and the ability to offer attractive stock-based incentive compensation.

Loss of key operational personnel could cause suspension of any expanded drilling operations.

The Company does not have key-man insurance or the available cash to easily employ or engage experienced, full time outside senior management personnel. The loss of key personnel, including operational personnel of COP used to manage Barrister’s oil production business, or COP’s refusal to continue to manage Barrister oil drilling and production, could undermine the Company’s ability to manage operations and implement the Company’s business plan.

If Barrister produces oil on a more extensive and regular basis from enhanced drilling operations, the marketability of oil production will be dependent upon transportation and other facilities, certain of which Barrister does not control. If these facilities are unavailable, our operations could be interrupted, and our revenues reduced.

The marketability of oil production will depend upon the availability, proximity, and capacity of transportation facilities owned by third parties. Any oil production will be transported from the wellhead to gathering systems. The oil is then transported by the purchaser by truck or other means to a transportation facility. Neither CoJax nor Barrister will control most of these third-party transportation means and facilities, and access to them may be limited or denied. If in the future, the Company is unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production related difficulties, it may be required to shut in or curtail production. Any such shut-in or curtailment, or an inability to obtain favorable terms for delivery of the oil produced, would materially and adversely affect our efforts to attain or sustain revenues from operations and improved future financial condition and results of operations.

With any expanded oil exploration and drilling, we will eventually need to replace existing oil reserves with new oil reserves and develop those oil reserves. Failing that, oil reserves and production will decline, which would adversely affect future cash flows and results of operations.

Once we increase oil production, then producing oil reservoirs generally will be characterized by declining production rates that vary depending upon oil reservoir characteristics and other factors. Unless the Company conducts successful ongoing exploration and development activities or continually acquires properties containing proved reserves, proved reserves would decline as those reserves are produced. Future reserves and production, and therefore future cash flow and results of operations, are highly dependent on the success in efficiently developing current reserves and economically finding or acquiring additional recoverable oil reserves. We may not be able to develop, find, or acquire sufficient additional reserves to replace our current and future production. If we are unable to replace current and future oil production, the value of existing reserves will decrease, and business, financial condition, and results of operations would be materially and adversely affected.

Seismic studies do not guarantee that oil or hydrocarbons are present or, if present, will produce in economic quantities.

Oil exploration and production companies, like we are, rely on seismic studies to assist in assessing prospective drilling opportunities on oil and gas properties, as well as on properties that a company may acquire. Such seismic studies are merely an interpretive tool and do not necessarily guarantee that hydrocarbons are present or, if present, will produce in economic or profitable quantities.

A substantial percentage of Barrister’s proved reserves consist of undeveloped reserves.

As of the end of the 2020 fiscal year, approximately 95% of Barrister’s proved reserves were classified as proved undeveloped reserves. These reserves may not ultimately be developed or produced. As a result, we may not find commercially viable quantities of oil and natural gas, which in turn may have a material adverse effect on Barrister’s results of operation.

The potential lack of availability of, or cost of, drilling rigs, equipment, supplies, personnel, and crude oil field services could adversely affect our ability to execute on a timely basis exploration and development plans within any budget.

We may encounter an increase in the cost of securing needed drilling rigs, equipment, and supplies. Larger producers may be more likely to secure access to such equipment by offering more lucrative terms.  If we are unable to acquire access to such resources or can obtain access only at higher prices, its ability to convert oil reserves into cash flow could be delayed, and the cost of producing from those oil reserves could increase significantly, which would adversely affect results of operations and financial condition.  Barrister’s current drilling operations are limited, and availability of essential drilling assets may not become a risk factor until such time as we increase drilling operations.

 Any sustained decline in oil market prices could adversely affect the Company’s business, financial condition, results of operations and its ability to meet capital expenditure obligations and financial commitments.

The prices the Company receives for oil production will heavily influence revenues, any profitability, access to capital, future rate of growth, and carrying value of oil production properties. Oil is a commodity, and its price may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and market uncertainty. If the Company is unable to obtain needed capital or financing on satisfactory terms, its ability to develop future reserves will be adversely affected. If drilling operations are curtailed, then the Company may be unable to continue to hold leases and drilling rights that are scheduled to expire, which may further reduce oil reserves. As a result, a substantial or extended decline in commodity prices may materially and adversely affect future business, financial condition, results of operations, liquidity, and ability to finance planned capital expenditures.

Historically, oil prices have been volatile due to sensitivity to political and economic developments or crises. The prices we receive for oil production, and the levels of oil production, depend on numerous factors beyond our control, which include worldwide and regional economic conditions impacting the global supply and demand for oil and the impact and duration of the effect of the COVID-19 pandemic in the U.S. and elsewhere.  The continuing spread of COVID-19 pandemic has the potential to undermine our plans to try to establish a sustainable oil production business.

Other factors include:

•the level of domestic and foreign supplies of oil;

•the price and quantity of foreign imports of oil and impact on U.S. oil producers

•political and economic conditions in or affecting other oil-producing regions or countries, including the Middle East, Africa, South America and Russia, which can affect global oil market price

•actions of the OPEC, its members and other state-controlled oil companies relating to oil price and production controls, especially production disputes between Saudi Arabia and Russia, who often have different goals

•the level of global exploration, development, and production of oil

•the proximity, capacity, cost, and availability of oil gathering and transportation facilities; ·

•localized and global oil supply and demand fundamentals and transportation availability

•the cost of exploring for, developing, producing and transporting oil which cost may go up due to oil storage surpluses created by COVID-19 pandemic

•weather conditions and other natural disasters, and storms in the Gulf States Drilling Region appear to increase in intensity due to global warming and in the past five years

•technological advances affecting oil consumption, especially the growing production of electric-powered cars, trucks, and buses

•the price and availability and consumer demand for alternative fuels to oil and reduction in use of products that are made from oil, especially certain plastics, which demand is fueled by environmental concerns

•expectations about future commodity prices, which is unpredictable due to inability to forecast the duration and scope of impact of COVID-19 pandemic

•climate control legislation that increases the cost and lowers the demand for oil by providing incentives and tax benefits for use of non-oil fuels, and

•impact of existing U.S. federal, state and local and non-U.S. governmental regulation and taxes.

Barrister has a limited customer base for its oil production due to its limited oil production and operating history.  The cost of and difficulty in expanding the customer base for increased production from the Barrister Oil Rights is unknown.

We can only determine the cost and difficulty of expanding Barrister’s customer base based on actual oil production and then current market conditions and demand for oil.  As such, we cannot predict the cost and ease or difficulty of selling increased oil production from Barrister Oil Rights.  This unknown factor in commercially exploiting any increased oil production from the Barrister Oil Rights increases the risk of investing in the shares of the Company because it renders uncertain a key factor in future profitability of CoJax-Barrister.

Participants in the oil and gas industry are subject to numerous laws that can affect the cost, manner or feasibility of doing business.

Exploration and production activities in the oil and gas industry are subject to various laws and regulations. Any oil and gas exploration and production operated by CoJax-Barrister are or may become subject to numerous environmental and occupational health and safety laws and regulations that may be imposed domestically at the federal, regional, state, and local levels. The more significant of these environmental and occupational health and safety laws and regulations include the following:

•·The U.S. Clean Air Act, which restricts the emission of air pollutants from many sources and imposes various pre-construction, operational, monitoring, and reporting requirements, and that the Environmental Protection Agency or “EPA” has relied upon as authority for adopting climate change regulatory initiatives relating to Green House Gases or “GHG” emissions.

•·The U.S. Federal Water Pollution Control Act, also known as the federal Clean Water Act, which regulates discharges of pollutants from facilities to state and federal waters and establishes the extent to which waterways are subject to federal jurisdiction and rulemaking as protected waters of the United States

•·The U.S. Oil Pollution Act of 1990, which subjects owners and operators of vessels, onshore facilities, and pipelines, as well as lessees or permittees of areas in which offshore facilities are located, to liability for removal costs and damages arising from an oil spill in waters of the United States

•·The U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, which imposes liability on generators, transporters, and arrangers of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur

•·The U.S. Resource Conservation and Recovery Act, which governs the generation, treatment, storage, transport, and disposal of solid wastes, including hazardous wastes

•·The U.S. Safe Drinking Water Act (“SDWA”), which ensures the quality of the nation’s public drinking water through the adoption of drinking water standards and control over the injection of waste fluids into below-ground formations that may adversely affect drinking water sources

•·The U.S. Emergency Planning and Community Right-to-Know Act, which requires facilities to implement a safety hazard communication program and disseminate information to employees, local emergency planning committees, and response departments on toxic chemical uses and inventories

•·The U.S. Occupational Safety and Health Act, which establishes workplace standards for the protection of the health and safety of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potentially harmful effects of these substances, and appropriate control measures

•·The U.S. Endangered Species Act, which restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating restrictions or a temporary, seasonal, or permanent ban in affected areas

•·The U.S. National Environmental Policy Act, which requires federal agencies, including the Department of the Interior, to evaluate significant agency actions having the potential to impact the environment and that may require the preparation of environmental assessments and more detailed environmental impact statements that may be made available for public review and comment

•·U.S. Department of Transportation regulations, which relate to advancing the safe transportation of energy and hazardous materials and emergency response preparedness.

These environmental and occupational health and safety laws and regulations, including new or amended legal requirements, are expected to have a considerable impact on any expanded CoJax-Barrister operations in terms of compliance costs.

In addition, regional, state, and local jurisdictions in the United States where CoJax-Barrister operates or may operate also have, or are developing or considering developing, similar environmental and occupational health and safety laws and regulations governing many of these same types of activities. The State of Alabama has extensive operation and licensing laws for oil drilling.  The State Oil and Gas Board of Alabama is a regulatory agency of the State of Alabama with the statutory charge of regulating oil exploration and production, including preventing waste and promoting the conservation of oil and gas while ensuring the protection of both the environment and the correlative rights of owners. This board is granted broad authority in Alabama oil and gas conservation statutes to promulgate and enforce rules and regulations to ensure the conservation and proper development of Alabama's petroleum resources.  We will rely on consultants and local legal counsel for compliance with state regulatory regime.

Failure to comply with these laws and regulations may result in the suspension or termination of our operations and subject us to administrative, civil, and criminal penalties. Moreover, new laws and regulations may be enacted, and current laws and regulations could change, or their interpretations could change, in ways that could substantially increase our costs. The occurrence of any of these factors, or the continuation thereof, could have a material adverse effect on our business, financial position, or future results of operations.

This regulatory scheme also poses the risk of government civil and criminal actions and private citizen civil lawsuits against Barrister and CoJax.

Under these and other laws and regulations, we could be liable for personal injuries, property damage and other types of damages. There are environmental laws that provide for citizen suits, which allow private entities to act in the place of the government and sue operators for alleged violations of environmental law. Neither CoJax nor

Barrister has insurance covering environmental and occupational health and safety risks, and any insurance may not cover penalties or fines that may be issued by a governmental authority.  Both Barrister and CoJax lack insurance to cover potential violations and resulting liabilities for environmental and occupational health and safety laws and regulations as well as claims for damages to property or persons or imposition of penalties resulting from CoJax’s or Barrister’s operations.

Terrorist attacks aimed at energy operations could adversely affect Barrister’s or any future oil exploration and production business.

The continued threat of terrorism and the impact of military and other government action have led and may lead to further increased volatility in prices for oil and natural gas and could affect these commodity markets or the financial markets. The U.S. government has issued warnings that energy assets may be a future target of terrorist organizations. These developments have subjected our oil and natural gas operations to increased risks. Any future terrorist attack on facilities used by Barrister or other future oil exploration and production operations, those of such operations’ customers, the infrastructure used for transportation of oil, and, in some cases, those of other energy companies, could have a material adverse effect on Barrister or CoJax.

Risks Related to the Acquisition of Barrister and the Obligations of the Assumed Debt

We may incur losses as a result of title defects in the properties in which we invest.

It is the normal practice in oil and gas exploration industry for the person or company acting as the operator of the oil rig or well to obtain a preliminary title review to ensure there are no obvious defects in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct defects in the marketability of the title, and such curative work entails expense. Our failure to cure any title defects may delay or prevent us from utilizing the associated mineral interest, which may adversely impact our ability in the future to increase production and reserves. Additionally, undeveloped acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in the assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.  Under the C.O.P. Agreements, Barrister had until August 31, 2019, to assert any title defects for the Barrister Oil Rights, and Barrister asserted no such title defects.  If there are title defects to the Barrister Oil Rights, then Barrister has effectively waived the right to object and would have no recourse for the financial consequences of any title defects. As such, the Company may have no recourse if the Barrister Oil Rights have any title defects that prevent oil exploration and production.

Future acquisitions of oil and gas exploration and production rights and leases, if any, may not produce oil as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties that we acquire or obtain protection from sellers or lessors against such liabilities.

Acquiring oil and natural gas exploration and production rights and leases requires us to assess reservoir and infrastructure characteristics, including recoverable reserves, development and operating costs, and potential environmental and other liabilities. This review will not necessarily reveal all existing or potential problems. During our due diligence, we may not inspect every well or pipeline. We cannot necessarily observe structural and environmental problems, such as pipe corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller or lessors for liabilities created prior to our purchase or lease of the property. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.  These risks could render unprofitable our drilling operations and significantly impact the overall financial performance and condition of the Company.

The existence by the former members of Barrister of the right to rescind the Exchange upon certain triggering events could hinder our efforts to raise capital and to fund our operations.

Barrister’s former owners, who are current shareholders of the Company, have the right to jointly, but not severally, rescind the Exchange if CoJax does not comply with certain contractual obligations related to the Exchange, including if Common Stock has not been listed on: the New York Stock Exchange or NYSE American

Exchange; or quoted on Nasdaq Capital Market; or quoted or listed on any successor market to the foregoing, by the first annual anniversary of the effective date of the Barrister Acquisition Agreement.

While the Company intends to seek quotation of its common stock on the AMEX (NYSE) or NASDAQ Capital Markets by the end of 2021, we may not meet eligibility standards for quotation of stock by the deadlines imposed under the Barrister Acquisition Agreement.  If we fail to meet Nasdaq’s eligibility standards and will not be approved by Nasdaq by November 17, 2021, the first anniversary of the Exchange, the former members of Barrister may jointly rescind the Exchange and terminate CoJax’s ownership of Barrister. With the specter of a post-Exchange rescission, investors may not invest in CoJax, and lenders or other investors are more likely to refuse to provide funding to CoJax or Barrister due to the uncertainty of continuity of operations as CoJax-Barrister.

If the Exchange is rescinded, it could expose CoJax and Barrister to potential liabilities and legal proceedings as follows: (1) public CoJax shareholders may allege that the rescission violates fiduciary duties of management, (2) CoJax or Barrister could be sued over liabilities resulting from the rescission of the Exchange, and (3) third party may bring lawsuits based on the breach of contractual obligations of the Company and/or its wholly-owned subsidiary. CoJax could also face possible environmental liabilities over Barrister operations. Any rescission of the Exchange would result CoJax losing its oil exploration and production operations and revenues and Barrister Oil Rights. Rescission of the Exchange may also impose additional transaction, legal, and accounting costs on CoJax, which costs could be significant or beyond the immediate ability of CoJax to pay.

The Company is obligated to pay off the Assumed Debt. While it extended the maturity date to October 1, 2021, there is no assurance given that it can pay off or restructure the Assumed Debt and avoid the potentially catastrophic financial consequences of a default.

On June 16, 2020, upon entering into the Barrister Acquisition Agreement, CoJax assumed the Assumed Debt that was assigned to CoJax by Barrister. The Assumed Debt is secured by the Barrister Oil Rights and initially was evidenced by the Barrister Original Promissory Note, dated June 1, 2019, as amended, and thereafter assigned to CoJax, in favor of C.O.P. who was the prior owner of those rights. The maturity date for the Assumed Debt under the Barrister Original Promissory Note was June 1, 2021, and the Assumed Debt required to be paid in a lump sum. On May 29, 2021, CoJax and C.O.P. entered into and executed the Restated Note, which, among other things, extended the maturity date to October 1, 2021, and provided CoJax with a short but valuable additional time to raise money or restructure the Assumed Debt to avoid a default for the Assumed Debt. A default under the Barrister Original Promissory Note could result in litigation causing the bankruptcy or insolvency of CoJax and-Barrister.  Any default on the Assumed Debt could also result in the levy on and subsequent loss of Barrister Oil Rights. While the execution of the Restated Note provided CoJax with this short extension for the repayment of the Assumed Debt by October 1, 2021, there is no assurance that CoJax can pay off or restructure the Assumed Debt by October 1, 2021 and could avoid the potentially catastrophic financial consequences of a default.  The raising of funds to pay off the Assumed Debt is a potentially daunting task under current and projected economic and oil industry conditions imposed by the ongoing COVID-19 pandemic and disruptive impact of possible production disputes among members of OPEC (especially Saudi Arabia and Russia), both of which cause erratic and depressed global and domestic market prices for oil.  The drop in consummation of oil due to the COVID-19 pandemic has also resulted in oil inventory surpluses that have lowered the global and domestic market price for oil.  It is uncertain if C.O.P. would agree to restructure the Assumed Debt prior to the new maturity date of the Restated Note.

The Obligations to repay the Assumed Debt Could Impose Other Risks on the Company.

If the Company is unable to restructure or to repay the Assumed Debt by the new maturity date of October 1, 2021, it could impose additional risks, including: (i) increasing the vulnerability of the Company to general adverse economic and industry conditions by making CoJax-Barrister less financially attractive to lenders and investors or increasing the lending or investment risk of CoJax-Barrister to a point where it fails to meet lending criteria or investor risk limits;  (ii) limiting its flexibility in planning for, or reacting to, challenges and opportunities, and changes in its businesses and the markets in which it operates, by limiting cash available for revenue-generating operations or acquisition of new oil exploration and production leases and rights; (iii) limiting its ability to obtain additional, necessary financing to funding for working capital, capital expenditures, acquisitions, and debt service requirements and other financing needs; and (iv) placing it at a competitive disadvantage to competitors that have less debt or greater cash flow and are seeking oil-drilling/production financing or funding.

The Company’s senior officers are not experienced in the management of oil and gas exploration and production operations and may be inadequate or ill-equipped to successfully manage a public company with oil drilling and production operations.

While CoJax’s senior officers are experienced business executives, they were not involved and are not experienced in the daily operational management of oil exploration and production operations.  The oil and gas production industry presents unique challenges to the management of a public company in that industry. Such challenges include understanding the complex federal, state and local regulations and laws governing or affecting oil and gas drilling and production; understanding the complexities of selling crude oil in the global crude oil market, including hedging strategies; successfully developing a small oil drilling and production company in any industry with numerous domestic and foreign competitors, most of whom have significantly greater: financial resources; market share and power; distribution channels; production and storage capacity as well as far greater oil reserves under control or ownership;  access to necessary drilling and production equipment; ability to navigate and hedge against erratic global market for crude oil; financial reserves that allows the competitor to survive suspension of operations and inability to sell oil production at all or at a price that generates acceptable profit margins; influence over customers, distributors of oil, regulators and legislators; and ability to successfully plan and prepare for changes in oil and gas industry. Since none of the CoJax senior officers are experienced in management of oil exploration and production companies, the Company’s management is relying on Jeffrey Delancey.

Risks Related to Our Financial Condition and Capital Requirements

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements.

On a consolidated basis, the Company has incurred significant operating losses since inception and has a working capital deficit. The Company’s financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Because the Company does not expect that existing operational cash flow will be sufficient to fund presently anticipated operations, this raises substantial doubt about the Company’s ability to continue as a going concern. Therefore, the Company will need to raise additional funds and is currently exploring alternative sources of financing. Historically, the Company has raised capital through an officer loan as an interim measure to finance working capital needs and will continue to raise additional capital through the sale of common stock or other securities. The Company will be required to continue to do so until its consolidated operations become profitable.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. If we are unable to obtain sufficient funding, our business, prospects, financial condition, and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern.

Our ability to continue as a going concern is dependent on our ability to sell shares in the public offering.

If we are unable to secure this additional capital, we may be required to suspend operations as CoJax-Barrister operations are already being run to minimize operating costs. The potential future revenue and income of our proposed CoJax-Barrister operations are currently unknown, as is the impact of Barrister as a wholly owned subsidiary of CoJax, on CoJax efforts to raise additional working capital.  Barrister’s revenues are limited and dedicated to pay for Barrister operations.  We do not believe that Barrister revenues would be sufficient to be used for our overhead working capital needs.  If we cannot continue as a viable entity, you would lose all or most of your investment in the Company.

We do not have sufficient funds to fund all the necessary working capital needs of the Company.

We estimated that it requires at least $500,000 for CoJax overhead in 2021, including estimated insurance premiums, accounting/legal costs and personnel costs, NASDAQ Capital Market fees.  Based on anecdotal evidence and industry sources, the Company believes that establishing a deep drilling rig will cost at least $60,000 and drilling to 10,000 feet will cost at least $2,200,000.  Actual costs may exceed these estimates due to changing economic, market, regulatory and other conditions, and factors.  Our past efforts to raise working capital have been unsuccessful. Although our initial public offering was declared effective by the Commission in August 2019, we were unable to sell any shares and terminated said offering. We filed the Registration Statement, which was declared effective by the Commission on October 20, 2020, in which we registered for sale up to 6,000,000 shares of our Common Stock at a price of $2.00 per share.  As of the date of this prospectus, we have raised only $53,000 pursuant to the Primary Offering pursuant by the Registration Statement.  This Primary Offering may not produce sufficient working capital for our working capital needs unless the entire 6,000,000 shares are sold timely to fund working capital needs as they arise. If the Primary Offering fails to raise sufficient working capital as needed, the Company may be unable to fund the expansion of Barrister oil drilling operations or pay for the Company’s operating costs.

We do not have directors’ and officers’ liability insurance due to the cost.

The lack of directors’ and officers’ liability insurance hinders our ability to attract directors and officers. We intend to seek to purchase directors’ and officers’ liability insurance if we have sufficient cash reserves from the net proceeds of this Offering or future funding efforts.  Typically, such insurance costs $100,000 or more per annum, if available. Further, directors’ and officers’ insurance require that the insured company cover the first $300,000 or more of costs prior to insurance coverage occurring.   This high deductible can be beyond the financial means of a small company and effectively denies the insured company of the benefits of the insurance. If we do not have sufficient cash to purchase directors’ and officers’ liability insurance, our ability to attract and retain qualified officers and directors will suffer, especially considering the lack of a public market for the common stock and resulting inability to offer incentive compensation to directors and officers. We may be unable to find an insurer willing to provide directors’ and officers’ liability insurance since we are an early-stage development company with limited operating history and no revenue generating operations.

Risks Related to COVID-19

The uncertainty and extent of the COVID-19 pandemic may continue to have an adverse effect on our operations.

 The current outbreak of COVID-19 could continue to have a material and adverse effect on the Company’s business operations. The prices we receive for oil production, and the levels of oil production, depend on numerous factors beyond our control, which include demand for oil and the impact and duration of the effect of the COVID-19 pandemic in the U.S. and elsewhere.   As a result, the global economy has been marked by significant slowdown and uncertainty, which in turn has led to a precipitous decline in oil prices in response to decreased demand, further exacerbated by global energy storage shortages and by the price war among members of the OPEC and other non-OPEC producer nations (collectively with OPEC members, “OPEC+”) during the first quarter 2020. While currently prices have recovered to pre-pandemic levels, due in part to the accessibility of vaccines, reopening of states after the lockdown, and optimism about the economic recovery, the continued spread of COVID-19, including-vaccine resistant strains, or repeated deterioration in oil and natural gas prices could result in additional adverse impacts on the Company's results of operations, cash flows and financial position, including further asset impairments. The continuing spread of COVID-19 pandemic has the potential to undermine our plans to try to establish a sustainable oil production business.

Risks Relating to Our Common Stock

There is currently no market for our Common Stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our Common Stock at times and prices that you believe are appropriate.

Our Common Stock is not listed on a national securities exchange, or any other exchange, or quoted on an over-the-counter market. Therefore, there is no trading market, active or otherwise, for our Common Stock and our Common Stock may never be included for trading on any stock exchange, automated quotation system or any over-the-counter market. Accordingly, our Common Stock is highly illiquid, and you will likely experience difficulty in re-selling such shares at times and prices that you may desire. When and if the common stock trades on a public market, our stock price may be volatile, and the value of any investment in our common stock may decline or never appreciate. If the common stock publicly trades, then the trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, many of which are beyond our control. We may lack the primary market makers and institutional investors that protect a stock from volatility due to day trading or other manipulative practices. investors. Without quotation of the common stock on NASDAQ Capital Market and primary market maker or institutional investor support, our Common Stock may not reach market prices that allow us to capitalize on the public equity markets for needed funding.

Our Common Stock may be deemed a “penny stock” which may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. If our Common Stock is or becomes subject to the “penny stock” rules, it may be more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our Common Stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Future capital raises may dilute our existing shareholders’ ownership, the value of their equity securities and/or have other adverse effects on our operations.

If we raise additional capital by issuing equity securities by acquisition of by equity financings, our existing shareholder’ percentage ownership may decrease, and these shareholders may experience substantial dilution. If we raise additional funds by issuing debt instruments, these debt instruments could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or products, or to grant licenses on terms that are not favorable to us or could diminish the rights of our shareholders. Furthermore, if we offer to sell our shares of common stock in subsequent offerings for the purchase price that is less than the purchase price of shares of common stock offered pursuant to this prospectus, this may impact the value of equity securities of the shareholders that are purchasing our shares of common stock in the offering pursuant to this prospectus. In addition, the issuance of such additional shares may impact the ability of any investor to sell their shares once such shares are eligible for sale.

 The Company does not intend to pay dividends to its stockholders, so investors will not receive any return on investment in the Company prior to selling their interest in it.

The Company does not project paying dividends for the foreseeable future but anticipates that it will retain future earnings for funding the Company’s growth and development. Therefore, investors should not expect the Company to pay dividends in the foreseeable future. As a result, investors will not receive any return on their investment prior to selling their Shares in the Company, if and when a market for such Shares develops. Furthermore, even if a market for the Company’s securities does develop, there is no guarantee that the market price for the shares would be equal to or more than the initial per share investment price paid by any investor. There is a possibility that the shares could lose all or a significant portion of their value from the initial price paid by investors in the offering pursuant to this prospectus.

We are an “emerging growth company” under the JOBS Act of 2012 and a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies and smaller reporting companies, our common stock may be less attractive to investors.

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the earlier of (i) the last day of the year following the fifth anniversary of the date of the completion of our initial public offering, (ii) the last day of the year in which we have total annual gross revenue of at least $1.07 billion, (iii) the last day of the year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Even after we no longer qualify as an “emerging growth company,” we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including, among other things, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, presenting only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our Common Stock or preferred stock or other securities that are convertible into or exercisable for our Common Stock or preferred stock.

In the future, we may issue authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of the then current stockholders. We may issue additional shares of our Common Stock or other securities that are convertible into or exercisable for our Common Stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our Common Stock may create downward pressure on the trading price of the common stock. We may need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with this capital raising effort, including at a price (or exercise prices) below the price you paid for your stock.

 The sales practice requirements of FINRA may limit a stockholder’s ability to buy and sell our Common Stock.

FINRA has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our Common Stock, which may limit the ability of our stockholders to buy and sell our Common Stock and could have an adverse effect on the market for and price of our Common Stock.

 The resale of shares covered by this registration statement could adversely affect the market price of our Common Stock in the public market, should one develop, which result would in turn negatively affect our ability to raise additional equity capital.

The sale, or availability for sale, of our Common Stock in the public market may adversely affect the prevailing market price of our Common Stock and may impair our ability to raise additional capital by selling equity or equity-linked securities. We have agreed, at our expense, to prepare and file this registration statement with the SEC registering the resale of an aggregate of 1,296,250 shares of Common Stock issued to Selling Stockholders. Once effective, this registration statement will permit the resale of these shares at any time. The resale of a substantial number of shares of our Common Stock in the public market could adversely affect the market price for our Common Stock and make it more difficult for you to sell shares of our Common Stock at times and prices that you feel are appropriate. Furthermore, we expect that, because there will be a large number of shares registered pursuant to this registration statement, Selling Stockholders will continue to offer shares covered by such registration statement for a significant period, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to this registration statement may continue for an extended period and continued negative pressure on the market price of our Common Stock could have a material adverse effect on our ability to raise additional equity capital.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders identified herein may only sell their shares of our common stock pursuant to this prospectus at a fixed price of $2.00 per share until such shares are quoted on the OTC Bulletin Board, OTCQX or the OTCQB or until the shares of our common stock are listed on a national securities exchange. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. The fixed price of $2.00 at which the Selling Stockholders may sell their shares pursuant to this prospectus was determined based upon the purchase price per share of our common stock in the Primary Offering which is still open. We have included a fixed price at which Selling Stockholders may sell their shares pursuant to this prospectus prior to the time there is a public market for our stock in order to comply with the rules of the SEC that require that, if there is no market for the shares being registered, this registration statement must include a price at which the shares may be sold.

SELLING STOCKHOLDERS

This prospectus covers the resale by the Selling Stockholders of an aggregate of 1,296,250 shares of our common stock, which includes:

•857,000 shares issued to former members of Barrister, upon the consummation of the Acquisition;

•2,000 shares issued to directors and officers of the Company;

•310,250 shares issued to Newbridge Securities Corporation and its affiliates as compensation earned in connection with the Acquisition;

•100,000 shares of common stock issued to service providers; and,

•27,000 shares issued to investors pursuant to the Primary Offering;

The Selling Stockholders, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares referred to above. They may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act. We may from time to time include additional Selling Stockholders in supplements or amendments to this prospectus.

The Selling Stockholders may sell some, all or none of its shares. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the shares.

The following table sets forth the shares beneficially owned, as of July 20, 2021, by the Selling Stockholders prior to the offering contemplated by this prospectus, the number of shares of Common Stock the Selling Stockholders may offer and sell from time to time under this prospectus and the number of shares of Common Stock which the Selling Stockholders would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to this offering is based on 4,096,751 shares of our Common Stock outstanding as of July 20, 2021.

Unless otherwise set forth below, based upon the information furnished to us, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the Selling Stockholder's name, subject to community property laws, where applicable, (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates, and (c) no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

Selling Stockholders who are broker-dealers or affiliates of broker-dealers are indicated by footnote. We have been advised that these broker-dealers and affiliates of broker-dealers who hold shares of Common Stock included in the table below acquired the shares of our Common Stock in the ordinary course of business, not for resale. We have been advised that at the time of such receipt of shares, such persons did not have any agreements or understandings, directly or indirectly, with any person to distribute such common stock.

None of the Selling Stockholders or any of their respective affiliates have held a position or office, or had any other material relationship with us or any of our predecessors or affiliates except that (i) Jeffrey J. Guzy is Chief Executive Officer and President since January 22, 2020 and a director of the Company since November 17, 2017; (ii) Wm. Barrett Wellman is our Chief Financial Officer since March 16, 2020; (iii) Roger McLeod was a member of Barrister that owned the majority of membership interests in Barrister prior to the Acquisition, and currently is the beneficial owner of approximately 71.3% Common Stock of the Company; (iv) Jeffrey Delancey was Chief Executive

Officer and a Director of the Company from May 18, 2019 until January 21, 2020 and a member of Barrister prior to the Acquisition; (v) Andrew Cardwell was a member of Barrister prior to the Acquisition; (vi) Lamar Resources, LLC was a member of Barrister prior to the Acquisition; (vii) Newbridge and its affiliate Sandstone Group Corp. (“Sandstone”) provided advisory services to the Company with respect to the Acquisition; and (v) MEC Consulting, Inc. (“MEC”) is owned by Mark Crone, the owner of The Crone Law Group, P.C., the Company’s legal counsel.

Name of Selling Stockholders	Beneficial Ownership Before the Offering	Shares of Common Stock Registered in this Offering	Beneficial Ownership After the Offering	Percentage of Ownership After the Offering

Jeffrey J. Guzy (1)	205,001	1,000	4,001	4.98

Wm. Barrett Wellman (2)	105,000	1,000	4,000	2.1

Roger McLeod	2,920,000	500,000	2,420,000	59.07

Andrew Cardwell	182,500	182,500	0	0

Jeffrey Delancey	304,045	100,000	204,045	4.98

Lamar Resources, LLC (3)	243,455	75,000	168,455	4.1

Sandstone Group Corp.**(4)	200,444	200,444	0	0

Newbridge Securities Corporation**(5)	69,806	69,806	0	0

Bruce Jordan**	10,000	10,000	0	0

Eric Vallejo**	10,000	10,000	0	0

Leonard Sokolow**	10,000	10,000	0	0

Gene Robert Abrams**	10,000	10,000	0	0

MEC Consulting Inc. (6)	35,000	35,000	0	0

Belinda Mclain	35,000	35,000	0	0

Wade Patrick Warren	7,500	7,500	0	0

Paul S. Latchford	7,500	7,500	0	0

Christopher J. Leatt	7,500	7,500	0	0

Michael A. Mason	7,500	7,500	0	0

Charlton Trost	500	500	0	0

Daniel Johnson	500	500	0	0

Dewayne Ervin	500	500	0	0

Charles Fortenberry	1,000	1,000	0	0

Heath Ginn	500	500	0	0

Jennifer Butler	500	500	0	0

David Sullivan	500	500	0	0

Delbert Wood	500	500	0	0

Victoria Brook	500	500	0	0

James Walters	500	500	0	0

Kathleen Adams	500	500	0	0

Dolores Deasley	500	500	0	0

Russell Dickerson	500	500	0	0

Shaun Thornton	500	500	0	0

Benjamin Berry	500	500	0	0

Busby Outdoor, LLC (6)	15,000	15,000	0	0

Faith Riser	500	500	0	0

Leighann Lawson	500	500	0	0

Molly Johnson	500	500	0	0

Carl Buchanan	500	500	0	0

Kenzie Keith Turnage	500	500	0	0

Kyle Graveman	500	500	0	0

William Edwin Wildman	500	500	0	0

**	Affiliate of registered broker-dealer
(1)

Jeffrey J. Guzy is Chief Executive Officer and a director of the Company.  The number of shares includes 200,000 shares of Common Stock issuable upon conversion of 20,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) but does not include 20,000 shares of Series A Preferred Stock. Each share of the Series A Preferred Stock is convertible at the option of the holder thereof to ten (10) shares of Common Stock.

(2)

Wm. Barrett Wellman is Chief Financial Officer of the Company. The number of shares includes 100,000 shares of Common Stock issuable upon conversion of 10,000 shares of Series A Preferred Stock but does not include 10,000 shares of Series A Preferred Stock. Each share of the Series A Preferred Stock is convertible at the option of the holder thereof to ten (10) shares of Common Stock.

(3)	Marty Rutland has sole voting and investment power over securities held by Lamar Resources, LLC.

(4)	Constantino Gutierrez, the sole stockholder of Sandstone has sole voting and investment power over the securities held by Sandstone.
(5)	Robert Spitler, the chief financial officer of Newbridge has sole voting and investment power over the securities held by Newbridge.
(6)	Mark Crone, the sole stockholder of MEC has sole voting and investment power over the securities held by MEC.

 We may require the Selling Stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

All shares of Common Stock that are covered by this prospectus are expected to be freely tradable. The sale by the Selling Stockholders of a significant number of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.

PLAN OF DISTRIBUTION

There has been no market for our securities. Our Common Stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to be eligible for trading on one of the tiers of OTC Markets, Inc. We do not yet have a market maker who has agreed to file such application. The Selling Stockholders identified herein may only sell their shares of our common stock pursuant to this prospectus at a fixed price of $2.00 per share until such shares are quoted on the OTC Bulletin Board, OTCQX or the OTCQB or until the shares of our common stock are listed on a national securities exchange.

Thereafter, the Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares on any stock exchange, market, or trading facility on which the shares are traded or in private transactions, using the following methods:

•on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale;

•in the over-the-counter market;

•in the transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•short sales;

•through the listing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price;

•a combination of any such methods of sale; and

•any other method permitted pursuant to applicable law.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In connection with the sale of our common stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver shares to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell such shares.

Neither we nor the Selling Stockholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the Selling Stockholders, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. Any commissions, discounts or other fees payable to brokers-dealers in connection with any sale of the shares of common stock will be borne by the Selling Stockholders, the purchasers participating in such transaction, or both.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We and the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

DESCRIPTION OF SECURITIES

The following description of our capital stock is only a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended and restated, and our By-laws, which have been filed as exhibits to the registration statement of which this prospectus forms a part. Our authorized stock is consisting of 300,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.10 per share. As of the date of this prospectus, 4,096,751 shares of Common Stock and 30,000 shares of Series A Preferred Stock are issued and outstanding.

Common Stock

Holders of the Company’s Common Stock are entitled to one (1) vote per share on all matters requiring or presented for a shareholder vote. There are no pre-emptive or cumulative voting rights for the Common Stock.   The right to dividends for the issued shares of Common Stock are subordinate to the dividend distribution rights of any series of the Preferred Stock, unless an authorized series of preferred stock provides otherwise.   Holders of Common Stock are entitled to the distribution of the balance of any assets available for distribution among the stockholders of Common Stock ratably according to the number of shares Common Stock held by them, respectively, subject to the rights of the stockholders of preferred stock, on a return of capital on a liquidation, reduction of capital or otherwise (other than on a repurchase of shares).

Preferred Stock

The Board of Directors may determine the designation, rights, preferences, authorized shares, and obligations of each series of Preferred Stock. The creation of a series of preferred stock requires an amendment to the Company’s Articles of Incorporation. Under the Virginia Stock Corporation Act of the Code of Virginia, 1950, as amended (“VSCA”), a corporation’s Articles of Incorporation may be amended if adopted and declared advisable by the board of directors and approved by holders of a majority of the outstanding shares entitled to vote.

Series A Preferred Stock.

On January 23, 2020, the Company amended its Amended and Restated Articles of Incorporation and created and authorized 50,000 shares of Series A Preferred Stock.  The shares of Series A Preferred Stock are: (i) not entitled to dividends; (ii) convertible on demand of holder to, and upon occurrence of a merger or other significant corporate transaction into, 10 shares of Company Common Stock; (iii) entitled to a 1% per share liquidation dividend with preference over liquidation distribution to shares of Common Stock; and (iv) entitled to one vote per share on all matters presented for stockholders approval and vote with the shares of Common Stock as a single class of voting securities, except for the following corporate actions that require a separate approval of holders of shares of Series A Stock by a majority vote: (a) to alter or change the rights, preferences or privileges of the Series A Preferred Stock that can materially and adversely affect such shares; (b) to amend the Amended and Restated Articles of Incorporation, as amended, or Bylaws of the Corporation in a manner which materially and adversely affects the rights, preferences or privileges of the Series A Preferred Stock; or (c) to create, or authorize the creation of, or issue or obligate itself to issue shares  of, any additional class or series of capital stock or other securities, unless the same ranks junior to or equal to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or  winding up of the Corporation and the payment of dividends or other payments or distributions.   On January 4, 2021, the Company issued 20,000 shares of Series A convertible preferred stock to Jeffrey J. Guzy, our Chief Executive Officer and 10,000 shares of Series A convertible stock to Wm. Barrett Wellman, the Chief Financial Officers.  Each share of Series A Stock is convertible at the option of the holder to ten (10) shares of Common Stock.

Warrants, Options and Other Convertible Securities

As of July 20, 2021, the Company did not issue warrants or options to purchase shares of Common Stock. Except for the 30,000 Series A Preferred Stock, convertible into 300,000 shares of Common Stock, the Company does not have any outstanding securities that may be converted into shares of Common Stock.

Transfer Agent

The transfer agent and registrar for our common stock is Equity Stock Transfer LLC, with an address of 237 W 37th St. Suite 602, New York, NY 10018, and telephone number: 212.575.5757.

Virginia Anti-Takeover Statutes

 Virginia law contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10 percent of any class of its outstanding voting shares, or an interested stockholder, for a period of three years following the date that such person became an interested stockholder unless:  (i) a majority of (not fewer than two) disinterested directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested stockholder, approve the affiliated transaction; or (ii) before or on the date the person became an interested stockholder, a majority of disinterested directors approved the transaction that resulted in the shareholder becoming an interested stockholder.   Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than five percent.

Under the VSCA, a corporation can elect to be exempted from this statutory provision by placing a statement to that effect in its articles of incorporation and exempts certain corporations from the affiliated transaction statutory provision. While Our Articles of Incorporation do not contain this specific exemption from this Virginia statute regarding affiliated transactions, the Company qualifies for a statutory exemption because it is a publicly traded corporation with less than 300 shareholders.

Virginia law also permits a corporation to exempt itself from this statutory provision by placing a statement to that effect in its articles of incorporation. We have adopted such exemption in our Articles of Incorporation.

DESCRIPTION OF BUSINESS

Overview

We are an early-stage corporation seeking to become an independent energy company focused on the acquisition and subsequent exploitation and development of crude oil in the Gulf States Drill Region.  The Company was incorporated on November 13, 2017, under the laws of the Commonwealth of Virginia to acquire, fund, and operate oil exploration and production from assets in the Gulf States Drill Region. We have no revenue-generating operations as of the date of this prospectus. The Company operates through Barrister, its wholly owned subsidiary which business we acquired in November 2020 upon the consummation of the Acquisition.  We intend to acquire assignments of hydrocarbon revenues and underlying oil and gas exploration and production rights.

Market Opportunity

We believe that we can establish a profitable niche in crude oil production due to the quality of the light sweet crude oil produced from the Gulf States Region, which is cheaper to refine than crude oil from other regions of the U.S. and Canada, especially the “dirty” crude oil extracted from North Dakota and Western Canada oil fields using shale fracking.  This optimism is due in part to the increasing percentage of worldwide crude oil production from the U.S.  According to a 2017 study by Louisiana State University: “During this past decade, not only did the U.S. experience historical increases in oil and gas production, but it was one of the only countries in the world experiencing large increases in production. This is because these horizontal drilling and hydraulic fracturing techniques used to extract resources from shale geological formations were discovered and perfected in the Gulf Coast region of the U.S.

Business Strategies

Our long-term objective is to create shareholder value by identifying and assembling a portfolio of low-risk crude oil production assets with attractive economic profiles, and our short-term objective is the leveraging of the technical and managerial expertise of our proposed contractor operations team to deliver consistently profitable results from existing oil wells. Our geographical focus is the Gulf States Region due to its light grade oil which is cheaper to process than other forms of crude oil and due to the ability to tap oil reserves without fracking.

Competitive Strengths

Use of Contractors.

Barrister has highly experienced principals who have significant prior experience in oil and gas production in the Gulf States Drilling Region.  We are relying upon the experience of the former owners of Barrister in the initial phases of implementing the business plan.  The Company believes that the use of contractors will allow us to engage experienced personnel to manage day-to-day operations without incurring the additional overhead imposed by full-time employees and will provide flexibility in engaging operational personnel.  Currently we engage COP as a contractor to operate the limited oil and gas production drilling and storage operations for the Barrister Oil Rights and to manage Barrister’s drilling operations.  We also engaged Jeffrey Delancey, our former Chief Executive Officer, who is currently is taking the lead on the part-time management of Barrister. Mr. Delancey has over twenty-nine years of direct oilfield operating experience.  He also has extensive experience with operations and administration in an independent oil and gas production company and relies on contract operators to provide experienced personnel to handle all essential crude oil production on a day-to-day basis for Barrister.   The use of contractors it is deemed the most efficient and cost-effective means of operations for a small independent oil and gas production company and is designed to allow the Company to use experienced oil drilling and production personnel without the high overhead costs of hiring personnel as employees of the Company. With adequate funding, the Company intends to employ this teaming model strategy to help attract and retain experienced oil industry engineering and production personnel to identify drill sites and then efficiently operate those wells to produce oil at an above average industry rate of efficiency in the Gulf States region.

Focus on Underexploited Oil Leases and Rights.

The Company will target oil leases and rights similar to Barrister as possible future acquisitions.  The latest “Certified SEC Reserves Analysis and Valuation Study and Report”, prepared by NOVA Resource Incorporated, dated November 2, 2020, shows oil reserves and existing producing wells but has not been fully exploited with deep drilling rigs.  CoJax is seeking underexploited oil leases and rights in the Gulf States Drilling Region with reserve reports and one or more drilling rigs, even if exploratory or not deep drilling rigs, which taken together indicate that the oil leases and rights have potential, substantial oil production capability – substantial for a small independent oil production company.  CoJax does not seek oil leases and rights with productive deep drilling rigs as those properties often require funding or working capital beyond CoJax’s current means and projected future funding and working capital. Generally, the oil fields in the southern part of the Gulf States Drilling Region are less expensive to drill due to nature of rock strata and depth of the oil reserves.  Barrister is in the southern part of the Gulf States Drilling Region. CoJax will seek acquisitions that can be obtained for stock or other securities or under an earn out arrangement and prefers acquiring companies which hold oil leases and rights rather than acquiring individual oil leases and rights.  CoJax’s preference is to acquire companies with several oil leases and rights as opposed to acquiring individual oil leases and rights.  The acquisition of a company has the perceived advantages of acquiring several oil leases and rights and existing drilling operations with in-place management in a single transaction along with possibly reduced due diligence costs and more expeditious closing of the transaction.

Our Growth Strategy

Our teaming approach is also designed to facilitate rapid growth by bringing necessary expertise into operations from available contractors.  Our ability to realize profitability from oil production depends on success of deep drill wells, engaging necessary operations expertise and market price for crude oil remaining at attractive per-barrel levels, which we believe is $50 or more per barrel. If we have adequate funding and/or sufficient cash flow, then we may seek to drill for oil in other assignee or leasehold interests or, alternatively, in oil and gas assignee or leasehold interests or properties owned by our potential affiliates or teaming partners.

Through established networks of contacts, the Company markets its crude oil production, whether current or future, on a month-to-month basis. If production of oil increases from the Barrister Oil Rights, CoJax-Barrister will have to expand the marketing efforts by engaging a person or firm to seek out new customers for the oil production in case the current customer base of Barrister is unable or unwilling to purchase increased oil production. The cost means and extent of any enhanced future marketing effort will depend on the amount of increased oil production, the then current market for oil and the potential customer base for the oil production. If the existing customer base will not purchase increased oil production, then the engagement of a dedicated marketing person who engages in direct marketing, by telephone and internet, of potential customers for oil production may be required for sale of any future increase of oil production.

Competition

 The Company is undercapitalized to properly exploit Barrister’s existing oil properties or acquire new oil and gas properties for exploitation. These oil properties were acquired by Barrister in June 2019, and since that time, Barrister has not expanded the production, acquired new oil properties, or improved operations.  The Company has insufficient cash flow or funding to grow its core business operations.  As such, the Company id not an active competitor or commercial presence even among local, small independent oil producers. Additional funding will be required to not only increase oil production but also to enhance distribution and marketing efforts.

There are many large, medium, and small-sized competitors in the Gulf States Drilling Region (including off-shore drilling in the Gulf of Mexico) and adjacent areas which have extensive operational histories, experienced oil and gas industry management, established market share, profitable operations, and extensive potential oil and gas fields or leases to exploit and the cash or funding resources to explore new oil and gas fields as well as fully exploit existing oil fields.  There is also an established oil and gas production industry in northern Alaska and in North Dakota and western Canada (where fracking has made available significant oil and gas reserves in shale formations). Barrister cannot match the resources, whether financial, technical, manpower, size of proven crude oil reserves, and distribution channels, of its competition in the Gulf States Drilling Region or elsewhere.  Barrister’s current oil production is not sufficient to concern or attract the attention of competitors, which allows Barrister to operate as a small provider of oil without competitive pressures.  If we significantly increase oil production, we will face increasing competition from other small independent oil producers selling limited amounts of oil. Any increase in competitive pressures will require investment in a full-time marketing effort by the Company.

Government Regulation

We are subject to a number of federal, state, and local laws and other requirements relating to the oil and natural gas operations.  These laws and regulations affecting the oil and natural gas industry is under constant review for amendment or expansion. Some of these requirements carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, can affect our profitability.

 Regulation of Drilling and Production

 The production of oil and natural gas is subject to regulation under a wide range of local, state, and federal statutes, rules, orders and regulations. Federal, state, and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. The trend in oil and natural gas regulation has been to increase regulatory restrictions and limitations on such activities. Any changes in, or more stringent enforcement of, these laws and regulations may result in delays or restrictions in permitting or development of projects or more stringent or costly construction, drilling, water management or completion activities or waste handling, storage, transport, remediation, or disposal emission or discharge requirements which could have a material adverse effect on the Company. For example, on January 20, 2021, the Biden Administration placed a 60-day moratorium on new oil and gas leasing and drilling permits on federal land, and on January 27, 2021, the Department of Interior acting pursuant to a Presidential Executive Order suspended the federal oil and gas leasing program indefinitely. The Biden Administration has also announced that it intends to review the Trump Administration’s 2017 repeal of the 2015 rule regulating hydraulic fracturing activities in federal land under the Presidential Executive Order on Protecting Public Health and the Environment and Restoring Science to Tackle the Climate Crisis. While we do not have a significant federal lands acreage position at 240 net acres, these actions could have a material adverse effect on the Company and our industry.

Currently, all of our properties and operations are in Alabama, which has regulations governing conservation matters, such as the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, both Alabama imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within their jurisdictions. The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Regulation of Transportation of Oil

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices; however, Congress could reenact price controls in the future. Our sales of crude oil are affected by the availability, terms, and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate regulation. The Federal Energy Regulatory Commission, or the FERC, regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors. Further, interstate, and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by pro-rationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

Regulation of Transportation and Sale of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry. We cannot accurately predict whether the FERC’s actions will achieve the goal of increasing competition in markets in which our natural gas is sold. Therefore, we cannot provide any assurance that the less stringent regulatory approach established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

Intrastate natural gas transportation is subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors.

 Barrister Oil Rights

Description of Barrister Oil Properties and Oil Production Operations.

The Company currently has a leased land package of approximately 700 acres in Southwest Alabama, in one contiguous land package.  It also has two producing wells, a saltwater disposal well, a three-mile gas transmission line along with gathering systems, and storage tanks for approximately 1,500 barrels.

Reserve Value.  A certified SEC Reserves Analysis and Valuation Study, prepared by NOVA Resource Incorporated, dated November 2, 2020, stated that Barrister has a PV-10 net Reserve Value of approximately $33.975 million. This report includes assumptions of PADD3 Gulf Coast Pricing of $45.66 per barrel of Light Louisiana Sweet, and for Proved Un-Developed reserves of five additional wells that remain to be drilled on the existing acreage.

Energy Production in Alabama.  The State of Alabama is located in the Southeastern United States alongside the Gulf of Mexico and has been producing petroleum since 1940s.  While the peak of oil production in Alabama was in the 1980s, according to the U.S. Department of Energy’s Energy Information Administration.  As of 2020, Alabama was ranked 20th among the states in production of oil and natural gas combined and is producing oil at an annual rate of 3.2 million barrels of oil (based on 9,000 barrels a day as of June 2020).  Alabama's major oil and gas-producing regions are in the western and southwestern part of the state.

The Smackover Trend.  The Smackover trend is a belt of carbonate, evaporite, and clastic rocks of Late Jurassic age that rims the Gulf Coast of the United States from Texas, up to Arkansas, throughout Louisiana, Mississippi, Southwest Alabama, and all the way to the Florida panhandle.  Stratigraphic and geochemical data indicate that the oil and gas were generated from algal-rich lime mudstones.  It was named after the Smackover oil field, which was discovered in Union County, Arkansas, in 1937.

Current Drilling on Barrister Energy Drill Region.  There are three wells in the Barrister Energy Drill Region, which have produced oil and gas since 1996. Currently, two of these three wells are in production, and one well is used as a saltwater disposal well. We own approximately 95% working interest with a 79% net revenue interest as of June 1, 2019, the acquisition date for Barrister.  The two producers are Nall 16-3 #1 and the Nettles 9-12 #1.

The historical 8/8th production (gross production) of these oil wells for the fiscal years 1996 – 2015, 2016, 2017, 2018, 2019, and 2020 are summarized in the table below.

Barrister DRILL REGION PRODUCTION
Nall 16-3 #1 and Nettle 9-12 #1
Year	8/8th Total Oil Produced (bbl)	Total Gas Produced (mcf)

1996 – 2015 *	225,300	53,175
2016 *	1,335	-
2017 *	4,371	-
2018 *	2,919	-
2019 *	1,397	-
2020 **	183	-
Total	235,505	53,175
* Historical production prior to the acquisition of rights by CoJax.
** Current production and historical production prior to the acquisition of rights by CoJax and post acquisition.

Disclosure of Reserves: Summary of Oil and Gas Reserves at December 31, 2020.  The table below summarizes the oil-equivalent proved reserves in each geographic area and by product type for consolidated subsidiaries. The Company has reported proved reserves based on the average of the first day-of-the-month price for each month during the last 12-month period. Gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels. No significant discovery or other favorable or adverse event has occurred since December 31, 2020, that would cause a substantial change in the estimated proved reserves as of that date.

	Crude	Natural Gas		Synthetic	Natural	Oil-Equivalent
	Oil	Liquids	Bitumen	Oil	Gas	Basis
	(bbls)	(bbls)	(bbls)	(bbls)	(cubic ft)	(bbls)
Proved Reserves
Developed
Consolidated Subsidiaries
United States	127,520	-	-	-	-	127,520
Total Consolidated	127,520	-	-	-	-	127,520

Undeveloped
Consolidated Subsidiaries
United States	2,978,136	-	-	-	-	2,978,136
Total Consolidated	2,978,136	-	-	-	-	2,978,136

Total Proved Reserves	3,105,656	-	-	-	-	3,105,656

Proved Undeveloped Reserves

At December 31, 2020, approximately 2,978,136 oil-equivalent barrels (“OEB”) of Barrister Oil Rights are proved reserves were classified as proved undeveloped. This classification represents 95 percent of the 3,105,656 OEB reported in proved reserves.

Oil and Gas Production, Production Prices and Production Costs

Oil and Gas Production

The table below summarizes production by final product sold and by geographic area for the last four years.

2020	2019	2018	2017

(8/8th barrels of oil produced at year-end)
Crude oil and natural gas liquids production	Crude Oil	NGL	Crude Oil	NGL	Crude Oil	NGL	Crude Oil	NGL
Consolidated Subsidiaries
United States	183	-	1,397	-	2,919	-	4,371	-
Total Consolidated Subsidiaries	183	-	1,397	-	2,919	-	4,371	-
Total crude oil & natural gas liquids production

Bitumen production
Consolidated Subsidiaries
United States	-	-	-	-	-	-	-	-

Synthetic oil production
Consolidated Subsidiaries
United States	-	-	-	-	-	-	-	-
Total liquids production	-	-	-	-	-	-	-	-

(8/8th barrels of oil produced at year-end)
Natural gas production available for sale
Consolidated Subsidiaries
United States	-	-	-	-	-	-	-	-
Total Consolidated Subsidiaries	-	-	-	-	-	-	-	-

Total natural gas production available for sale	-	-	-	-	-	-	-	-
(thousands of oil-equivalent barrels at year-end)
Oil-equivalent production	-	-	-	-	-	-	-	-

Production Prices and Production Costs. The table below summarizes average production prices and average production costs by geographic area and by product type for the last three years.

	United States	Total

During 2020
Consolidated Subsidiaries
Average production prices
Crude oil, per barrel	45.66	45..66
NGL, per barrel	-	-
Natural gas, per thousand cubic feet	-	-
Bitumen, per barrel	-	-
Synthetic oil, per barrel	-	-
Average production costs, per oil-equivalent barrel – total	32.13	32.13
Average production costs, per barrel – bitumen	-	-
Average production costs, per barrel - synthetic oil	-	-

During 2019
Consolidated Subsidiaries

Average production prices
Crude oil, per barrel	58.88	58.88
NGL, per barrel	-	-
Natural gas, per thousand cubic feet	-	-
Bitumen, per barrel	-	-
Synthetic oil, per barrel	-	-
Average production costs, per oil-equivalent barrel – total	32.13	32.13
Average production costs, per barrel – bitumen	-	-
Average production costs, per barrel - synthetic oil	-	-

During 2018
Consolidated Subsidiaries
Average production prices
Crude oil, per barrel	66.06	66.06
NGL, per barrel	-	-
Natural gas, per thousand cubic feet	-	-
Bitumen, per barrel	-	-
Synthetic oil, per barrel	-	-
Average production costs, per oil-equivalent barrel – total	33.45	33.45
Average production costs, per barrel – bitumen	-	-
Average production costs, per barrel - synthetic oil	-	-

Average production prices have been calculated by using sales quantities from Barrister’s production as the divisor. Average production costs have been computed by using net production quantities for the divisor. The volumes of crude oil and natural gas liquids (“NGL”) production used for this computation are shown in the oil and gas production table. The volumes of natural gas used in the calculation are the production volumes of natural gas available for sale and are also shown. The natural gas available for sale volumes may be different from those shown in the reserves table in the “Oil and Gas Reserves” part of the “Supplemental Information on Oil and Gas Exploration and Production Activities” portion of the Financial Sections of this report due to volumes consumed or flared. Gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

Oil and Gas Properties, Wells, Operations, and Acreage

Gross and Net Productive Wells

	Year-End 2020				Year-End 2019			Year-End 2018
	Oil		Gas		Oil	Gas		Oil			Gas
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Gross and Net Productive Wells
Consolidated Subsidiaries
United States	3.0	1.8	-	-	3.0	1.8	-	-	3.0	1.8	-	-
Total Consolidated Subsidiaries	3.0	1.8	-	-	3.0	1.8	-	-	3.0	1.8	-	-

Total gross and net productive wells	3.0	1.8	-	-	3.0	1.8	-	-	3.0	1.8	-	-

There were 3 gross, and 1.8 net operated wells at December 31, 2020, December 31, 2019, and December 31, 2018.

Gross and Net Developed Acreage

	Year-End 2020		Year-End 2019		Year-End 2018
	Gross	Net	Gross	Net	Gross	Net
	(acres)
Gross and Net Developed Acreage
Consolidated Subsidiaries
United States	370	352	370	352	370	352
Total Consolidated Subsidiaries	370	352	370	352	370	352

Total gross and net developed acreage	370	352	370	352	370	352

Separate acreage data for oil and gas are not maintained because, in many instances, both are produced from the same acreage.

 Gross and Net Undeveloped Acreage

	Year-End 2020		Year-End 2019		Year-End 2018
	Gross	Net	Gross	Net	Gross	Net
	(acres)
Gross and Net Undeveloped Acreage
Consolidated Subsidiaries
United States	700	700	2,992	2,244	2,992	2,244
Total Consolidated Subsidiaries	700	700	2.992	2,244	2,992	2,244

Total gross and net undeveloped acreage	700	700	2,992	2,244	2,992	2,244

Separate acreage data for oil and gas are not maintained because, in many instances, both are produced from the same acreage.

Barrister’s investment in developed and undeveloped acreage is comprised of numerous leases.  The List of Leases is included as Exhibit 99.2 to our 2020 10-K Annual Report. The terms and conditions under which Barrister maintains exploration and production rights to the acreage are property-specific, contractually defined, and vary significantly from property to property. Work programs are designed to ensure that the exploration potential of any property is thoroughly evaluated before expiration. In some instances, Barrister may elect to relinquish acreage in advance of the contractual expiration date if the evaluation process is complete, and there is not a business basis for the extension. In cases where additional time may be required to evaluate acreage fully, Barrister has generally been successful in obtaining extensions. The scheduled expiration of leases and concessions for undeveloped acreage over the next three years is not expected to have a material adverse impact on Barrister.

Employees

We have two full-time employees:  Jeffrey J. Guzy, our Chief Executive Officer and our sole Director, and Wm. Barrett Wellman, our Chief Financial Officer. The officers devote the number of hours necessary to perform their duties, which each officer in his sole discretion determines extent of the time commitment.

Subsidiaries

The wholly owned subsidiary, Barrister Energy, LLC is the Company’s only subsidiary.

DESCRIPTION OF PROPERTY

We do not own any real property. We rent our principal executive offices at 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22201, under a month-to-month lease and for a monthly rental of $50.  This office space is deemed adequate for current needs of our executive management and corporate headquarters.   We believe that this property is sufficient for our current and proposed business. Barrister does not own any real property as well. Barrister has an agreement for use of office space on an as needed basis at no cost provided by Andrew Cardwell, our shareholder, and a former member of Barrister. The premises are suitable and adequate for Barrister’s current operations.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which we are a party or in which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of our voting securities, or security holder is a party adverse to us or has a material interest adverse to us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements appearing in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. The various sections of this discussion contain forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus as well as other matters over which we have no control. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

Overview

CoJax is a growth oriented independent exploration and production company based in Arlington, Virginia and is engaged in oil and natural gas development, production, acquisition, and exploration activities currently focused on the Gulf States Region. The Company is currently engaged in oil and natural gas acquisition, exploration, development, and production in Alabama. We focus on developing our existing properties, while continuing to pursue acquisitions of oil and gas properties with upside potential.  Our goal is to increase stockholder value by investing in oil and natural gas projects with attractive rates of return on capital employed. We plan to achieve this goal by exploiting and developing our existing oil and natural gas properties and pursuing strategic acquisitions of additional properties, while remaining cash flow positive, maintaining low operating costs and striving to show a gain in annual production while reducing the Company’s debt.

Since our inception, we have incurred operating losses. We have not generated positive cash flows from operations, and there are no assurances that we will be successful in obtaining an adequate level of financing for the development and commercialization of our proposed oil exploration and production business. These factors raise substantial doubt about our ability to continue as a going concern. We expect to incur expenses and operating losses for the foreseeable future as we seek to implement our business plan.  Due to its limited revenues, the acquisition of Barrister does not remedy substantial doubts about our ability as a going concern. Acquisition of the Barrister Oil Rights does not enhance our asset base for debt financing because the Barrister Oil Rights are secured by a first senior lien held by COP under the COP Agreements. If we do not raise additional working capital, we will not be able to continue operations, which is one of the event that may trigger a rescission of the Exchange.  Loss of Barrister’s business would leave CoJax without any operating assets or revenues. In any liquidation of CoJax, there would not be sufficient assets for distribution of assets or money to the Company’s stockholders.  The Company has been unable to raise additional capital as of the date of this prospectus, other than personal loans by Jeffrey J. Guzy, CoJax’s Chief Executive Officer and Chairman of the Board of Directors, and $53,000 raised in the Primary Offering.

We continuously evaluate potential acquisitions and development opportunities. To the extent possible, we intend to acquire producing properties and/or developed undrilled properties rather than exploratory properties.  We do not intend to limit our evaluation to any one state.  We presently have no intention to evaluate offshore properties or properties located outside of the United States.

Reserve engineering is a process of estimating underground accumulations of oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing, and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil that are ultimately recovered.  When we acquire oil exploration and production leases and rights, we will use oil reserve reports as one factor in deciding whether to drill in the property of a specific oil lease or right.  Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of oil from a drilling site.

Acquisition of Barrister

On November 17, 2020, the Company completed the Acquisition and acquired the oil and gas properties of Barrister. As the result of the Acquisition, CoJax acquired Barrister’s business and its business plan, and Barrister became a wholly owned subsidiary of CoJax.   The discussion hereinafter of the business and operations of the Company refer to the Company after the Acquisition of Barrister and all such discussions primarily report the operations of its now subsidiary unless otherwise so indicated.

In connection with the Acquisition, on June 16, 2020, the Company also assumed $2,700,000 of Barrister’s debts (the “Assumed Debt”), secured by Barrister Oil Rights, which were acquired by Barrister from Central Operating, LLC or “COP” under that certain Purchase and Sale Agreement, dated June 1, 2019 (the “COP Purchase and Sale Agreement”), and related Barrister Original Promissory Note and Security Agreement, also dated June 1, 2019, (collectively, “COP Agreements”). These acquired oil and gas exploration and production assets represent all the Barrister Oil Rights. The Barrister Original Promissory Note, which Barrister executed on June 1, 2019 and assigned to CoJax on June 16, 2020, does not bear any interest rate, but it required the principal amount of the Assumed Debt to be paid by a lump sum balloon payment by June 1, 2021. This lump sum payment represents a significant financial burden for the Company.  On May 29, 2021, the Company and C.O.P. entered into and executed the Restated Note, which among other things, extended the maturity date to October 1, 2021, and provided CoJax with a short but valuable additional time to raise money or restructure the Assumed Debt to avoid a default for the Assumed Debt   In order for CoJax to pay the Assumed Debt by the new maturity date of October 1, 2021, CoJax will have to raise funding, to establish one or more deep drilling rigs exploiting the Barrister Oil Rights, or to restructure the terms of the Restated Note, to avoid a possible default and legal action to seize or sell the Barrister Oil Rights, which are collateral for the Assumed Debt.  Even with deep drilling rigs, Barrister Oil Rights may not produce oil on a profitable basis. We currently have no other potential acquisitions.

Impact of COVID-19

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Governments have tried to slow the spread of the virus by imposing social distancing guidelines, travel restrictions and stay-at-home orders, which have caused a significant contraction in global economic activity, including a decline in the demand for oil and to a lesser extent natural gas. As a result of the COVID-19 outbreak and the adverse public health developments, including voluntary and mandatory quarantines, travel restrictions and other restrictions, our operations, and those of our subcontractors, customers and suppliers, have experienced, and may to continue to experience, delays or disruptions.

Our business and operations have been adversely affected by, and may continue to be adversely affected by, the COVID-19 pandemic and the public health response thereto. The Company has experienced the effects of a negatively impacted domestic and international demand for crude oil and natural gas, which has contributed to price volatility and impacted the price we received for our production, and moreover materially and adversely affected the demand for and marketability of our production. For the Company, this means that production was shut in for some of our wells, and that we held some of our production as inventory to be sold later because we refused to accept the unprecedented and exceptionally low price for our production. Our 2020 results were negatively impacted by the pandemic response. In addition, our financial condition and results of operations have been, and may continue to be, adversely affected by the ongoing coronavirus outbreak. The timeline and potential magnitude of the COVID-19 outbreak and its consequences are currently unknown.

As a producer of oil and natural gas, we are recognized as an essential business under various federal, state, and local regulations related to the COVID-19 pandemic. We have continued to operate as permitted under these regulations while taking steps to protect the health and safety of our workers. We have implemented protocols to reduce the risk of an outbreak within our field operations, and these protocols have not reduced production or efficiency in a significant manner. A substantial portion of our non-field level employees have transitioned temporarily to remote work-from-home arrangements. With these arrangements in place, we have been able to maintain a consistent level of effectiveness, including maintaining our day-to-day operations, our financial reporting systems, and our internal control over financial reporting.

In December 2020, the Food and Drug Administration authorized the use of the COVID 19 vaccination in the United States.  The shots were first administered to front line workers and the elderly but were soon made available to all adults.  The daily new infections peaked in the first quarter of 2021 and have seen an overall steady decline, giving states the ability to reopen to certain extents. In March 2021, the Federal Government passed a $1.9 trillion coronavirus relief package which included direct payments to qualifying individuals, extended unemployment benefits, and state and local assistance.  The demand for oil and gas is expected to increase as the economy recovers which should strengthen oil prices. While oil prices have increased to pre-pandemic levels, volatility due to OPEC actions and other factors affecting the global supply and demand of oil and natural gas may continue.

Effects of Inflation and Pricing

The oil and natural gas industry is very cyclical and the demand for goods and services of oil field companies, suppliers and others associated with the industry puts pressure on the economic stability and pricing structure within the industry. Typically, as prices for oil and natural gas increase, so do all associated costs. Material changes in prices impact the current revenue stream, estimates of future reserves, borrowing base calculations of bank loans and the value of properties in purchase and sale transactions. Material changes in prices can impact the value of oil and natural gas companies and their ability to raise capital, borrow money and retain personnel. We anticipate business costs will vary in accordance with commodity prices for oil and natural gas, and the associated increase or decrease in demand for services related to production and exploration.

Going Concern

The accompanying fiscal year 2020 consolidated financial statements and first quarter 2021 condensed financial statements have been prepared assuming we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the date of these financial statements. On a consolidated basis, we have incurred significant operating losses since inception. Because we do not expect that existing operational cash flow will be sufficient to fund presently anticipated operations, this raises substantial doubt about our ability to continue as a going concern. Therefore, we will need to raise additional funds and are currently exploring sources of financing. Historically, we have raised capital through private offerings of debt and equity and officer loans to finance working capital needs. There can be no assurances that we will be able to continue to raise additional capital through the sale of common stock or other securities or obtain short-term loans.

Results of Operations

Three months ended March 31, 2021, compared to three months ended March 31, 2020.

Revenues. Oil and natural gas sales.  For the three months ended March 31, 2021, oil and natural gas sales revenue increased $8,160 to $8,160, compared to $0 for the same period during 2020, entirely because of the Company’s acquisition of Barrister.

Oil and gas production costs.  Our lease operating expenses (LOE) increased from $0 per barrel of oil equivalent (BOE) for the three months ended March 31, 2020, to $26,941 or $147.22 per BOE for the three months ended March 31, 2021.

Production taxes.  Production taxes as a percentage of oil and natural gas sales were 0% during the three months ended March 31, 2020, and remained steady at 6%, or $490, for the three months ended March 31, 2021.  These rates are expected to stay relatively steady unless we make acquisitions in other states with differing production tax rates, or the state of Alabama change their production tax rates.

Depreciation, depletion, amortization, and accretion. Our depreciation, depletion, amortization and accretion expense was $604 for the three months ended March 31, 2021, compared to $0 during the same period in 2020.  The increase was the result of the acquisition of Barrister Energy, LLD.

General and administrative expenses

General and administrative expense increased $208,617 to $241,413 for the three months ended March 31, 2021, as compared to $32,819 for the three months ended March 31, 2020.  The increase in general and administrative expense is primarily attributable to stock-based compensation related expenses and the acquisition of Barrister.

	For the Three Months
	ended March 31,
	2021	2020
General and administrative expense (excluding Stock Based Compensation)	$21,413	$32,819
Stock Based Compensation	220,000	-
General and administrative expense	$241,413	$32,819

Interest expense.

 Interest expense increased $630 to $630 for the three months ended March 31, 2021, as compared to $0 for the three months ended March 31, 2020.

Net income (loss).

For the three months ended March 31, 2021, the Company had net loss of $261,918, as compared to net loss of $32,819 for the three months ended March 31, 2020.  The primary contributors to this change are increased stock-based compensation.

Sales volumes and commodity prices received:

The following table presents our sales volumes and received pricing information for the three-month periods ended March 31, 2021 and 2020:

	For the Three Months
	ended March 31,
	2021	2020
Oil volume (Bbls)	183	-
Natural gas volume (Mcf)	-	-
Total Production (Boe)	183	-

Average Sales Price
Oil price (per Bbl)	45.66	-
Gas price (per Mcf)	-	-
Total per BOE	45.66	-

Fiscal year ended December 31, 2020, compared to fiscal year ended December 31, 2019

Revenues.

Revenues were $0 for the year ended December 31, 2020, and $0 in the same period of last year. We are an early stage company having just acquired our first lease assets. We expect to begin producing revenue in 2021.

Cash Flows from Operating Activities:

Net cash from operating activities is derived from net loss from operations adjusted for non-cash items, changes in the balances of accounts receivables, deposits, and prepaid expenses, accounts payables, accrued expenses, and other payables.  For the periods ended December 31, 2020, and December 31, 2019, net cash used by operating activities was $117,744 and $26,813, respectively.

Cash Flows from Financing Activities:

Total net cash provided by financing activities was $133,607 and $51,502 for the periods ended December 31, 2020, and December 31, 2019. The net increase was derived from the SBA PPP loan program and the sale of shares.

General and Administrative Expenses

General and administrative (G&A) expenses were $1,349,653 for the year ended December 31, 2020, compared to $35,169 in the same period in 2019, representing an increase of 3738%, or $1,314,484. The increase was primarily due to the increase of salary expense and accruals of $611,714 and the Barrister acquisition costs of $620,500.

Research and Development Expenses

The Company had no Research and Development (R&D) expenses for the years ended December 31, 2020, and December 31, 2019.

Operating Income

Total operating income was $0 for the year ended December 31, 2020, and $0 for the year ended December 31, 2019.

Net Income

As a result of the above factors, we had a net loss of $1,363,296 for the year ended December 31, 2020, compared to a net loss of $35,169 in the same period of last year.

Liquidity and Capital Resources

Three months ended March 31, 2021, compared to three months ended March 31, 2020.

For the three months ended March 31, 2021, the Company had cash on hand of $71,250, compared to $44,051 as of December 31, 2020.  The Company had net cash used in operating activities for the three months ended March 31, 2021, of $7,801, compared to $9,570 for the same period of 2020.  The primary difference in the cash used in operations was the difference in stock payments to vendors for previous services from 2021 to 2020.  The Company had net cash used in investing activities of $0 for the three months ended March 31, 2021, compared to $0 in 2020.  Net cash provided by financing activities was $35,000 for the three months ended March 31, 2021.

The COVID-19 pandemic reduced global economic activity and negatively impacted energy demand during the previous twelve months. Demand for oil and natural gas is slowly returning to pre-pandemic levels as COVID-19 vaccines rates and economic activity have increased. Additionally, we have implemented several additional initiatives to maximize free cash flow, reduce our debt level, maximize our liquidity position and ultimately realize greater shareholder value.

Fiscal year ended December 31, 2020, compared to fiscal year ended December 31, 2019.

We have incurred net operating losses and operating cash flow deficits since inception, continuing through the years ended December 31, 2020, and December 31, 2019. We are in the early stages of acquisition and development of oil and gas leaseholds and properties, and we have been funded primarily by a combination of loans or contributions of Jeffrey J. Guzy, an officer, and the sole director of the Company.  This limited funding has been inadequate to fund our business strategy. It has covered just general administration and legal compliance for the Company.

As of December 31, 2020, we had cash and cash equivalents of $44,051.

We believe that we do not have sufficient to fund our plan of operations over the next 12 months.  We require additional capital within the next 12 months. Our ability to obtain additional financing may be impaired by many factors outside of our control, including the capital markets (both generally and in the crude oil industry in particular), our lack of operating history, the location of our proposed or future crude oil properties and prices of crude oil on the commodities markets (which will impact the amount of asset-based financing available to us) and other factors. Further, if oil prices on the commodities markets decline, our revenues from any exploitation of Barrister Oil Rights will likely decrease, and such decreased revenues may increase our requirements for capital.

Debt or equity financing arrangements may not be available to us or may be available only on unfavorable terms. Based on prior experience on seeking funding for drilling on properties without any significant oil production, funding for drilling is challenging to obtain at all or on affordable terms. Additionally, available forms of funding could be highly dilutive to our existing stockholders and may not provide us with sufficient funds to meet our long-term capital requirements. We may continue to incur substantial costs in the future in connection with raising capital to fund our business, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses, and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely affect our financial condition. If the amount of capital we are able to raise from financing activities, together with our revenues from any acquired operations, is not sufficient to satisfy our capital needs, we will be required to reduce operating costs, which are already minimal. That reduction could jeopardize our future strategic initiatives and business plans. We may be required to sell some or all of our acquired properties (which could be on unfavorable terms), seek joint ventures with one or more strategic partners, strategic acquisitions, and other strategic alternatives, cease our operations, sell or merge our business, or file a petition for bankruptcy (either liquidation or reorganization under the U.S. Bankruptcy Code).  Any of these actions could result in investors in the common stock losing their investment or failing to realize any appreciation in the common stock from the purchase price.

The following table summarizes our total current assets, total current liabilities, and working capital (deficit) as of March 31, 2021, and March 31, 2020, and December 31, 2020, and December 31, 2019:

	As of	As of	As of	As of
	March 31, 2021	March 31, 2020	Dec 31, 2020	Dec 31, 2019
	(unaudited)	(unaudited)
Current assets	$71,250	$46,519	$44,051	$28,189
Current liabilities	243,043	122,868	1,430,030	71,219
Working capital surplus (deficit)	$(171,193)	$(76,349)	$(1,385,979)	$(43,030)

Changes in the net cash provided by and (used in) our operating, investing, and financing activities for the three months ended March 31, 2021, and March 31, 2020, and the years ended December 31, 2020, and December 31, 2019, are set forth in the following table:

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	March 31, 2021	March 31, 2020	December 31, 2020	December 31, 2019
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$(7,801)	$(9,570)	$(117,745)	$(26,813)
Net cash provided by (used in) financing activities	35,000	28,400	133,607	51,502
Cash at beginning of period	44,051	27,689	28,189	3,500
Net increase (decrease) in cash	$27,199	$18,830	$15,862	$24,689

Cash Flows from Operating Activities: Net cash from operating activities is derived from net loss from operations adjusted for non-cash items, changes in the balances of accounts receivables, deposits, and prepaid expenses, accounts payables, accrued expenses, and other payables.  For the three months ended March 31, 2021, and March 31, 2020, and the periods ended December 31, 2020, and December 31, 2019, net cash used by operating activities was $7,801, $9,570, $117,745, and $26,813 respectively.

Cash Flows from Financing Activities: Total net cash provided by financing activities was $35,000 and $28,400 for the three months ended March 31, 2021 and 2020 and $133,607 for the periods ended December 31, 2020, and $51,502 for the period ended December 31, 2019. The net increase was derived from loans from our Chief Executive Officer and one share of common stock purchased by our Chief Executive Officers. For more details about these debt and equity financings, see Notes to the Consolidated Financial Statements for the periods ended December 31, 2020, and December 31, 2019, incorporated by reference herein.

Capital Contributions. There were no capital contributions during the periods ended March 31, 2021, December 31, 2020, and December 31, 2019.

Planned Capital Expenditures: The Company had no planned capital expenditures and no existing assignments or leases for oil-producing properties, or related assets, in fiscal year 2020.

The Company incurred no development costs related to the purchase and development of working interest in wells during the periods ended December 31, 2020, and December 31, 2019. The Company has no such interests in wells as of the date of this prospectus, other than the acquisition of Barrister and Barrister Oil Rights under the Barrister Agreement.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements, and it is not anticipated that the Company will enter into any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our discussion of financial condition and results of operations is based upon the information reported in our financial statements. The preparation of these statements requires us to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues, and expenses as well as the disclosure of contingent assets and liabilities at the date of our financial statements. We base our assumptions and estimates on historical experience and other sources that we believe to be reasonable at the time. Actual results may vary from our estimates due to changes in circumstances, weather, politics, global economics, mechanical problems, general business conditions and other factors. Our significant accounting policies are detailed in Note 1 to our financial statements included in this Annual Report. We have outlined below certain of these policies as being of particular importance to the portrayal of our financial position and results of operations and which require the application of significant judgment by our management.

Revenue Recognition

In January 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenues from Contracts with Customers (Topic 606) (“ASU 2014-09”). The timing of recognizing revenue from the sale of produced crude oil and natural gas was not changed as a result of adopting ASU 2014-09. The Company predominantly derives its revenue from the sale of produced crude oil and natural gas. The contractual performance obligation is satisfied when the product is delivered to the customer. Revenue is recorded in the month the product is delivered to the purchaser. The Company receives payment from one to three months after delivery. The transaction price includes variable consideration as product pricing is based on published market prices and reduced for contract specified differentials. The new guidance regarding ASU 2014-09 does not require that the transaction price be fixed or stated in the contract. Estimating the variable consideration does not require significant judgment and Ring engages third party sources to validate the estimates. Revenue is recognized net of royalties due to third parties in an amount that reflects the consideration the Company expects to receive in exchange for those products. See Note 2 of our financial statements for additional information.

Full Cost Method of Accounting. We account for our oil and natural gas operations using the full cost method of accounting. Under this method, all costs (internal or external) associated with property acquisition, exploration and development of oil and gas reserves are capitalized. Costs capitalized include acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and cost of drilling and equipping productive and non-productive wells. Drilling costs include directly related overhead costs. All of our properties are located within the continental United States.

Write-down of Oil and Natural Gas Properties.  Companies that use the full cost method of accounting for oil and natural gas exploration and development activities are required to perform a ceiling test calculation each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is performed quarterly utilizing the average of prices in effect on the first day of the month for the preceding twelve-month period in accordance with SEC Release No. 33-8995. The ceiling limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved crude oil and natural gas reserves discounted at 10%, plus the lower of cost or market value of unproved properties, less any associated tax effects. If such capitalized costs exceed the ceiling, the Company will record a write-down to the extent of such excess as a non-cash charge to earnings. Any such write-down will reduce earnings in the period of occurrence and results in a lower depletion, depreciation and amortization (“DD&A”) rate in future periods. A write-down may not be reversed in future periods even though higher oil and natural gas prices may subsequently increase the ceiling.

Our estimates of reserves and future cash flow as of December 31, 2020, and 2019 were prepared using an average price equal to the unweighted arithmetic average of the first day of the month price for each month within the 12-month periods ended December 31, 2020, and 2019, respectively, in accordance with SEC guidelines.  As of December 31, 2020, our reserves are based on an SEC average price of $45.66 per Bbl of WTI oil posted and $2.51 per MCF natural gas. As of December 31, 2019, our reserves are based on an SEC average price of $62.63 per Bbl of

WTI oil posted and $2.88 per MCF natural gas. Prices are adjusted by local field and lease level differentials and are held constant for life of reserves in accordance with SEC guidelines.

Oil and Natural Gas Reserve Quantities. Reserve quantities and the related estimates of future net cash flows affect our periodic calculations of depletion and impairment of our oil and natural gas properties. Proved oil and natural gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic and operating conditions. Reserve quantities and future cash flows included in this prospectus are prepared in accordance with guidelines established by the SEC and FASB. The accuracy of our reserve estimates is a function of:

·The quality and quantity of available data,

·The interpretation of that data;

·The accuracy of various mandated economic assumptions; and

·The judgements of the persons preparing the estimates

Our proved reserve information included in this prospectus was prepared and determined by NOVA Resource Incorporated, independent petroleum engineers. Because these estimates depend on many assumptions, all of which may differ substantially from actual results, reserve estimates may be different from the quantities of oil and natural gas that are ultimately recovered. We continually make revisions to reserve estimates throughout the year as additional properties are acquired. We make changes to depletion rates and impairment calculations in the same period that changes to the reserve estimates are made.

All capitalized costs of oil and natural gas properties, including estimated future costs to develop proved reserves and estimated future costs of site restoration, are amortized on the unit-of-production method using estimates of proved reserves as determined by independent engineers. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined.

Income Taxes. Deferred income taxes are provided for the difference between the tax basis of assets and liabilities and the carrying amount in our financial statements. This difference will result in taxable income or deductions in future years when the reported amount of the asset or liability is settled. Since our tax returns are filed after the financial statements are prepared, estimates are required in valuing tax assets and liabilities. We record adjustments to the actual values in the period we file our tax returns.

Recent Accounting Pronouncements

Management does not believe any recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the Company’s present or future financial statements.

MARKET PRICE FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is not quoted or traded on any exchange. As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to apply to have our common stock quoted on the OTC Markets. There can be no assurances that our common stock will be quoted on the OTC Markets or that an active trading market will ever develop.

Stockholders

As of July 20, 2021, there were 41 stockholders of record of our Common Stock.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Securities Authorized for Issuance under Equity Compensation Plans.

The following table provides information regarding our equity compensation plans as of December 31, 2020.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,000,000	TBD	3,000,000
Equity compensation plans not approved by security holders	-	-	-
Total	3,000,000	-	3,000,000

The Board of Directors and stockholder approved the 2018 Equity Incentive Plan on December 31, 2018 (“2018 Plan”), The 2018 Plan authorizes 3,000,000 shares of common stock for issuance pursuant to the awards granted under the 2018 Plan.  As of July 20, 2021, no options were granted. No awards or other incentive compensation has been granted.

MANAGEMENT

Executive officers and directors

The following table sets forth the names and ages of our officers and directors. Our executive officers are elected annually by our Board. Our executive officers hold their offices until they resign, are removed by the Board, or a successor is elected and qualified.

Name	Age	Position
Jeffrey J. Guzy	70	Chief Executive Officer, President and a director
Wm. Barrett Wellman	73	Chief Financial Officer

Our directors hold office until the next annual meeting of shareholders of the Company and until their successors have been elected and qualified. Our officers are elected by the Board and serve at the discretion of the Board.

Biographies

Mr. Guzy, age 70, has been our Chief Executive Officer since January 22, 2020 and a director since November 17, 2017. He served as our Chief Financial Officer from November 17, 2017 through March 16, 2020.

Mr. Guzy has served as an outside director of Leatt Corp. (OTC Trading Symbol: LEAT), since April 2007. Mr. Guzy also served, from October 2007 to August 2010, as Leatt Corp’s President. Mr. Guzy has served as an executive manager or consultant for business development, sales, customer service, and management in the telecommunications industry, specifically, with IBM Corp., Sprint International, Bell Atlantic Video Services, Loral CyberStar, and FaciliCom International. Mr. Guzy has also started his own telecommunications company providing Internet services in Western Africa. He serves as an independent director and chairman of the audit committee of Capstone Companies, Inc. (OTC Trading Symbol: CAPC), Since 2020, he also serves as an independent director of Brownies Marine Group, Inc. (OTC Trading Symbol: BWMG). Mr. Guzy has an MBA in Strategic Planning and Management from The Wharton School of the University of Pennsylvania, an M.S. in Systems Engineering from the University of Pennsylvania; a B.S. in Electrical Engineering from Penn State University; and a Certificate in Theology from Georgetown University. Mr. Guzy’s management and extensive experience led to the conclusion that he should serve as a director.

Mr. Wellman, age 73, has been our Chief Financial Officer since March 16, 2020.  Mr. Wellman has over 40 years of business experience as an accountant, controller, chief financial officer, chief information officer, and senior executive for various companies and two large accounting firms.  Since 2006, Mr. Wellman has maintained a business and financial consulting business in Arlington, Virginia.   He has an MBA from Marshall University and a B.S. in Accounting from the University of Charleston.

Significant Employee

Jeffrey Delancey, age 49, was our Chief Executive Officer until his resignation on January 21, 2020.  He has twenty-nine years of direct oilfield operating experience. For the last seventeen years, Mr. Delancey participates as a working interest owner in various oil and gas projects throughout the southeast giving him knowledge and expertise in the investment aspects of the oil and gas business.

Board Committees

We currently do not have any committees of our Board of Directors.

Family Relationships

There are no family relationships among any of our officers or directors.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive, financial and accounting officers (or persons performing similar functions) and a copy of such Code is filed as an exhibit to this Registration Statement.

 Committees

The Company has no nominating, audit, or compensation committees at this time. The entire Board participates in the nomination and audit oversight processes and considers executive and director compensation. The entire Board is involved in such decision-making processes. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts strategic planning and review sessions during the year that include a discussion and analysis of the risks facing us.

Director Independence

Our board of directors currently consists of the sole member, Jeffrey J. Guzy. Our securities are not listed on a national securities exchange or on any inter-dealer quotation system which has a requirement that a majority of directors be independent. We evaluate independence by the standards for director independence set forth in the NASDAQ Marketplace Rules. Under such rules, our board of directors has determined that our sole member of the Board is not independent.

The Board participates in the nomination and audit oversight processes and considers executive and director compensation. Given the size of the Company and its stage of development, the entire Board is involved in such decision-making processes. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

Family relationships

There are no family relationships among any of our officers or directors.

Involvement in legal proceedings

There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

EXECUTIVE AND DIRECTORCOMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officer and the other executive officer with compensation exceeding $100,000 during 2020 and 2019 (each a "Named Executive Officer").

Name and Principal Position*	Fiscal Year	Accrued Salary ($)	Bonus ($)	Other Annual Compensation ($)	Total ($)
Jeffrey J. Guzy (1)	2020	120,000	-	-	120,000
Chief Executive Officer	2019	-	-	-	-

Wm. Barrett Wellman (2)	2020	100,000	-	-	100,000
Chief Financial Officer	2019	-	-	-	-

Jeffrey Delancey (3)	2020	-	-	-	-
	2019	-	-	-	-

(1) Mr. Guzy was appointed Chief Executive Officer on January 22, 2020. Jeffrey Guzy has a base annual salary of $120,000, payable on a semi-monthly basis in equal installments, but the base salary is accrued until the Company has sufficient cash flow to pay the base salary.  Further, the base salary can either be paid in total when Company is adequately funded, or the accrued unpaid base salary can be converted into shares of the CoJax Common Stock at the lower conversion price of the initial public offering price of $2.00 or current market price at the time of conversion by Mr. Guzy.

(2) Mr. Wellman was appointed Chief Financial Officer on March 16, 2020.  Mr. Wellman’s base salary is $100,000, payable semi-monthly in equal installments, but the base salary is accrued until the Company has sufficient cash flow to pay the base salary.  Alternatively, the accrued unpaid base salary can be converted into shares of the CoJax Common Stock at the lower conversion price of the initial public offering price of $2.00 or current market price at the time of conversion by Mr. Wellman. officer by the Company.

(3) Mr. Delancey was Chief Executive Officer and a Director of the Company from May 18, 2019 until January 21, 2020.

No retirement, pension, profit sharing, insurance programs, long-term incentive plans or other similar programs have been adopted by us for the benefit of our employees. As of December 31, 2020, no outstanding equity awards were granted to any officers or directors of the Company.

Employment Agreements with Key Executives

Employment Agreement with Jeffrey J. Guzy

We entered into and executed an employment agreement with Jeffrey J. Guzy, our Chief Executive Officer on January 24, 2020 (the “Guzy Employment Agreement”).  The term of the Guzy Employment Agreement is three (3) year.  Pursuant to the Guzy Employment Agreement, Mr. Guzy has a base annual salary of $120,000 payable semi-monthly in equal installments, but the base salary is deferred and only will be paid when Company is adequately funded, or the accrued unpaid base salary can be converted into shares of the CoJax Common Stock at the lower conversion price of the initial public offering price of $2.00 or current market price at the time of conversion by Mr. Guzy; he is eligible for an ad hoc performance bonus if and in an amount approved by the disinterested directors when and if CoJax appoints disinterested directors and may participate in any incentive compensation and other benefit plans to the extent that he is eligible to do so; Mr. Guzy may continue to have health insurance and other benefit plans for 24 months after any termination of his employment for a good reason (as defined in the employment agreement).  The Guzy Employment Agreement imposes confidentiality and non-recruitment of Company employees’ obligations on Mr. Guzy for one year after the end of employment and provides that the Company can terminate Mr. Guzy’s employment for cause (as defined in the employment agreement) and for Mr. Guzy to terminate the employment agreement for “good reason” (as defined in the employment agreement). Mr. Guzy can terminate the employment for a good reason, in which case he would be entitled to: a cash payment, payable in equal installments over a six (6) month period after his termination, equal to the sum of the following: (i) Base Annual Salary. Subject to the payment of the following sums not causing the insolvency of the Company, the equivalent of the greater of (i) twenty-four (24) months of Mr. Guzy’s then-current base salary or (ii) the remainder of the term of the employment agreement (the "Severance Period") and (ii) Earned but Unpaid Amounts. Any previously earned but unpaid salary through Mr. Guzy’s final date of employment, being Mr. Guzy’s termination of employment.

Further, the Guzy Employment Agreement contains the following indemnification to Mr. Guzy:  CoJax shall indemnify and save harmless Mr. Guzy for any liability incurred by reason of any act or omission performed by Mr. Guzy while acting in good faith on behalf of the Company. Within the scope of the authority of his pursuant to the employment agreement and the fullest extent provided under the CoJax Bylaws, the Amended and Restated Articles of Incorporation and the Virginia Stock Corporation Act, except that Mr. Guzy must have in good faith believed that such action was in, or not opposed to, the best interests of CoJax, and, with respect to any criminal action or  proceeding, had no reasonable cause to believe that such conduct was unlawful.  No indemnification barred by regulations or policies of the SEC or in clear violation of public policy will be permitted under the employment agreement.

Employment Agreement with Wm. Barrett Wellman.

The Company entered into and executed an employment agreement with Wm. Barrett Wellman’s on March 16, 2020, for his service as Chief Financial Officer (the “Wellman Employment Agreement”).  The term of the Wellman

Employment Agreement is three (3) years.  Pursuant to the Wellman Employment Agreement, Mr. Wellman has a base annual salary of $100,000 payable semi-annually in equal installments, but the base salary can either be paid in total when CoJax is adequately funded or, alternatively,  the accrued unpaid base salary can be converted into shares of the CoJax common stock at the lower conversion price of the initial public offering price of $2.00 or current market price at time of conversion by Mr. Wellman; he is eligible for an ad hoc performance bonus if and in an amount approved by the disinterested directors; Mr. may participate in any incentive compensation and other benefit plans to the extent that he is eligible to do so;  Mr. Wellman is eligible to continue benefits under CoJax’s health insurance and other benefit plans for 24 months after any termination of his employment for good reason (as defined in the employment agreement).  In addition, the Wellman Employment Agreement imposes confidentiality and non-recruitment of Company employees’ obligations on Mr. Wellman for one year after end of employment and allows the Company to terminate Mr. Wellman’s employment for cause (as defined in the employment agreement) and for Mr. Wellman to terminate the employment agreement for ”good reason” (as defined in the employment agreement).  If Mr. Wellman terminates the employment for a good reason, then he would be entitled to a cash payment, payable in equal installments over a six (6) month period after Mr. Wellman terminates employment, equal to the sum of the following: (i) Base Annual Salary. Subject to the payment of the following sums subject to not causing the insolvency of the Company, the equivalent of the greater of (i) twenty-four (24) months of Mr. Wellman’s then-current base salary or (ii) the remainder of the term of the employment agreement (the "Severance Period") and earned but Unpaid Amounts. Any previously earned but unpaid salary through Mr. Wellman’s final date of employment, Mr. Wellman’s termination of employment.

The employment agreement also contains the following indemnification to Mr. Wellman:  The Company shall indemnify and save harmless Mr. Wellman for any liability incurred by reason of any act or omission performed by Mr. Wellman while acting in good faith on behalf of the Company. Within the scope of the authority of his pursuant to the employment agreement and the fullest extent provided under the CoJax Bylaws, the CoJax Amended and Restated Articles of Incorporation and the Virginia Stock Corporation Act, except that Mr. Wellman must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.  No indemnification barred by regulations or policies of the SEC or in clear violation of public policy will be permitted under the employment agreement.

Employee Benefit Plans.

The Company currently has no employee benefit plans.

2018 Equity Incentive Plan

CoJax’s Board of Directors and stockholder approved the 2018 Equity Incentive Plan on December 31, 2018 (“2018 Plan”), which replaced the 2017 Equity Incentive Plan (“2017 Plan”) that was approved by the Board of Directors and stockholder on January 2, 2018.  The Board of Directors terminated the 2017 Plan on December 31, 2018.  No options or awards were granted under the 2017 Plan.  As of July 20, 2021, no options to purchase shares of Common Stock have been issued and no other awards were granted under the 2018 Plan.

The following is a summary of the 2018 Plan:

2018 Plan Purpose. The 2018 Plan will allow us to grant equity awards, including performance awards, to incentivize high levels of performance and productivity by individuals who provide services to us and to further align the interests of our employees with those of CoJax and its stockholders. The use of our common stock as part of our compensation program is intended to foster a pay-for-performance culture that is an essential element of our overall compensation philosophy. Our equity will be used to retain our officers and other employees and promote a focus on sustained enhancement through improved performance. The 2018 Plan is intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), to be exempt from the tax deduction limits of Section 162(m) if they meet the other requirements of Section 162(m).

2018 Plan Administration. The Board of Directors, or the Compensation Committee of the Board of Directors when formed by the Board of Directors, has the authority to administer our 2018 Plan. Subject to the terms of the 2018 Plan, the Board of Directors or the authorized board committee, referred to as the “plan administrator,” determines recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price, or purchase price of awards granted and the types of consideration to be paid for the award. The plan administrator has the authority to modify outstanding awards under our 2018 Plan. Subject to the terms of our 2018 Plan, the plan administrator has the authority, without stockholder approval, to reduce the exercise, purchase, or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash, or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles; provided, that, stockholders must approve any repricing of SAR’s.

2018 Plan Share Reserve.  The 2018 Plan authorizes 3,000,000 shares of Common Stock for issuance under grants or awards made pursuant to the 2018 Plan.  If a stock award granted under our 2018 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under our 2018 Plan. The following types of shares under our 2018 Plan may become available for the grant of new stock awards under our 2018 Plan: (1) shares that are forfeited to or repurchased by us before becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award. Shares issued under our 2018 Plan may be previously unissued shares or reacquired shares bought by us on the open market.

2018 Plan Stock Awards.  Our 2018 Plan provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (“Code”)), non-statutory stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, performance-based stock awards and other forms of equity compensation, which are collectively referred to as stock awards. Our 2018 Plan also provides for the grant of performance cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.  Incentive and non-statutory stock options are evidenced by stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of our 2018 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under our 2018 Plan vest at the rate specified by the plan administrator. The plan administrator determines the term of stock options granted under our 2018 Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death, or cause, the option holder may generally exercise any vested options for three months following the cessation of service. The option term will automatically be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft, or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the option holder, (4) a net exercise of the option if it is a nonqualified stock option and (5) other legal consideration approved by the plan administrator. Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our common stock with respect to incentive stock options that are exercisable for the first time by an option holder during any calendar year under all of our stock plans, may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as nonqualified stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the incentive stock option does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are evidenced by restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates, or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule as determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards.  Restricted stock unit awards evidenced by restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration or no consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of the consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Rights under a restricted stock units award may be transferred only upon such terms and conditions as set by the plan administrator. Restricted stock unit awards may be subject to vesting as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights or “SARs.” SARs are evidenced by SAR grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a SAR, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a SAR, we will pay the participant an amount in cash or stock equal to (1) the excess of the per-share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the SAR is exercised. A SAR granted under our 2018 Plan vests at the rate specified in the SAR agreement as determined by the plan administrator. The plan administrator determines the term of SARs granted under our 2018 Plan, up to a maximum of ten years. Unless the terms of a participant’s SAR agreement provide otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested SAR for a period of three months following the cessation of service. The SARs’ term will be further extended in the event that applicable securities laws prohibit the exercise of the SAR following such a termination of service. In no event may a SAR be exercised beyond the expiration of its term. Unless the plan administrator provides otherwise, SARs generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. A SAR holder may designate a beneficiary, however, who may exercise the SAR following the holder’s death.

Performance Awards. Our 2018 Plan permits the grant of performance-based stock and cash awards. Our compensation committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period. The plan administrator determines the performance goals. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments. They may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under our 2018 Plan, (2) the class and maximum number of shares by which the share reserve may increase each year automatically, (3) the class and maximum number of shares that may be issued upon the exercise of incentive stock options and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Change in Control. The plan administrator may provide, in an individual award agreement or any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability or settlement in the event of a change in control. Under our 2018 Plan, a change in control is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction, (2) a consummated merger, consolidation, or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity or (3) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets.

Amendment and Termination. Board of Directors has the authority to amend, suspend or terminate our 2018 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent and provided further that certain types of amendments will require the approval of stockholders. No incentive stock options may be granted after the tenth anniversary of the date that the Board of Directors adopts the 2018 Plan.

Outstanding Equity Awards

As of July 20, 2021, the Company does not have any outstanding equity awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of July 20, 2021, the number of shares of common stock beneficially owned by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of our directors (iii) each of our Named Executive Officers and (iv) all executive officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned and each stockholder’s address is c/o CoJax Oil and Gas Corporation, 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22201.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Beneficial Ownership
5% or Greater Holders:
Roger Allums McLeod	2,920,000		71.28%
Jeffrey Wayne Delancy	304,045	(3)	7.42%
Lamar Resources, LLC	243,455	(4)	5.94%
Sandstone Group Corp	200,444		4.89%

Executive Officers and Directors:
Jeffrey J. Guzy	205,001	(1)	4.77%

Wm. Barrett Wellman	105,000	(2)	2.50%
All current directors and executive officers as a group (2 persons)	310,001	(1)(2)	7.05%

(1)	Includes 200,000 shares of Common Stock issuable upon conversion of 20,000 shares of Series A Preferred Stock; does not include 20,000 shares of Series A Preferred Stock.
(2)	Includes 100,000 shares of Common Stock issuable upon conversion of 10,000 shares of Series A Preferred Stock; does not include 10,000 shares of Series A Preferred Stock.
(3)	Jeffrey Delancey was Chief Executive Officer and a Director of the Company from May 18, 2019, until January 21, 2020. Mr. Delancey voluntarily resigned to pursue other interests.
(4)	Lamar Resources, LLC, is owned by Marty Rutland.
(5)	The percentages above are calculated based on 4,096,751 shares of common stock issued and outstanding as of July 20, 2021.

Change-in-Control Agreements

The Company does not have any change-in-control agreements with any of its executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

Except as disclosed below, since the beginning of the last two fiscal years, none of the following persons has had any direct or indirect material interest in any transaction to which our Company was or is a party, or in any proposed transaction to which our Company proposes to be a party:

•any director or officer of the Company;

•any proposed director or officer of the Company;

•any person who beneficially owns, directly or indirectly, more than 5% percent of the voting rights attached to our common stock; or

•any member of the immediate family of any of the foregoing persons (including a spouse, parents, children, siblings, and in-laws).

On September 1, 2019, the Company's Chief Executive Officer loaned $42,000 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 2% per annum principal and accrued interest mature on February 19, 2022.

On November 15, 2019, the Company's Chief Executive Officer loaned $20,000 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 2% per annum principal and accrued interest mature on February 19, 2022.

On February 19, 2020, the Company's Chief Executive Officer loaned $28,400 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 2% per annum principal and accrued interest mature on February 19, 2022.

On January 4, 2021, the Company issued 20,000 shares of Series A convertible preferred stock to Jeffrey J. Guzy, the CEO and 10,000 shares of Series A convertible stock to Wm. Barrett Wellman, the CFO. Each share is convertible at the option of the holder to ten (10) shares of common stock.

On February 16, 2021, the Company issued 5,000 shares of Common Stock to Jeffrey J. Guzy for his service as Chief Executive Officer and 5,000 shares of Common Stock to Wm. Barrett Wellman for his service as Chief Financial Officer.

During the year ended December 31, 2020, the Company accrued an annual salary in the amount of $120,000 to Jeffrey J. Guzy, the Company’s Chief Executive Officer and accrued an annual salary in the amount of $100,000 to Wm. Barrett Wellman.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts are estimates except for the SEC filing fee.

SEC filing fee	$282.84
Legal fees and expenses	5,000.00
Accounting fees and expenses	25,000.00
Total	$30,282.84

ADDITIONAL INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: CoJax Oil and Gas Corporation, 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22201. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

LEGAL MATTERS

The Crone Law Group, P.C. has opined on the validity of the shares being offered hereby.

EXPERTS

The consolidated financial statements included in this prospectus and in the registration statement for the fiscal years ended December 31, 2020, and December 31, 2019 have been audited by Haynie & Company an independent registered public accounting firm and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

 CoJax Oil and Gas Corporation

Financial Statements

December 31, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of CoJax Oil & Gas Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of CoJax Oil & Gas Corporation (the Company) as of December 31, 2020, and 2019, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring net losses, negative cash flows from operations, and negative working capital. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

May 13, 2021

We have served as the company’s auditor since 2018

CoJax Oil and Gas Corporation

Consolidated Balance Sheets

As of December 31, 2020, and December 31, 2019

	As of	As of
	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash	$44,051	$28,189
Total current assets	44,051	28,189
Other assets:
Barrister proved property	10,000,000	-
Barrister proved property asset retirement obligation - net	79,802	-
Total other assets	10,079,802	-

Total assets	$10,123,853	$28,189

LIABILITIES and STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$17,799	$8,890
Accrued interest payable	2,410	329
Accrued M&A expense payable	620,500	-
Notes payable – PPP	49,992	-
Notes payable – related party	127,615	62,000
Accrued salaries and payroll taxes	611,714	-
Total current liabilities	1,430,030	71,219
Long-term liabilities:
Barrister asset retirement obligation	82,149	-
Note payable – Barrister acquisition	2,700,000	-
Total long-term liabilities	2,782,149	-

Total liabilities	4,212,179	71,219

Stockholders’ deficit:
Preferred stock, $0.10 par value, 50,000,000 current shares authorized, no shares issued and outstanding, respectively.	-	-
Common stock, $0.01 par value, 300,000,000 current shares authorized, 3,659,001 and 1 shares issued and outstanding, respectively.	36,590	-
Additional paid-in capital	7,281,412	2
Accumulated deficit	(1,406,328)	(43,032)

Total stockholders’ equity	5,911,674	(43,030)

Total liabilities and stockholders’ equity	$10,123,853	$28,189

See accompanying notes to consolidated financial statements.

CoJax Oil and Gas Corporation

Consolidated Statements of Operations

For the years ending December 31, 2020, and December 31, 2019

	For the Year Ended	For the Year Ended
	December 31, 2020	December 31, 2019
Revenues	$-	$-

Expenses:
General & administrative expenses	1,349,653	35,169
Operating expenses	10,215	-
Accretion expense	2,347	-
Total expenses	1,362,215	35,169

Loss from operations	(1,359,868)	(35,169)

Other income (expense):
Other income – EIDL grant	1,000	-
Interest expense	(2,081)	-
Total other income (expense)	(1,081)	-

Net loss	$(1,363,296)	$(35,169)

Net loss per common share - basic and diluted	$(3.10)	$(35,169)
Weighted average number of common shares outstanding during the period - basic and diluted	440,308	1
See accompanying notes to consolidated financial statements.

CoJax Oil and Gas Corporation

Consolidated Statements of Cash Flows

For the years ending December 31, 2020, and December 31, 2019

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net loss	$(1,363,296)	$(35,169)
Adjustments to reconcile Net loss to net cash used in operations:
Amortization of asset retirement obligation	2,347
Accounts payable	8,909
Accrued M&A expense	620,500	-
Accrued salaries and payroll taxes	611,714	-
Deferred offering costs – write off	-	7,000
Accrued interest payable	2,081	(78)
Total adjustments to reconcile net loss to net cash provided by operations	1,245,551	8,356
Net cash used in operating activities	(117,745)	(26,813)

Cash flows from investing activities:	-	-

Cash flows from financing activities:
Proceeds from loans payable – related party	65,615	62,000
Payments on loans payable – related party	-	(10,498)
Proceeds from loans payable – SBA PPP loan	49,992	-
Proceeds from sale of common stock	18,000	-
Net cash provided by financing activities	133,607	51,502

Net increase in cash	15,862	24,689
Cash at beginning of period	28,189	3,500
Cash at end of period	$44,051	$28,189

Supplemental disclosure of non-cash investing and financing activities:
Note payable – Barrister acquisition	$2,700,000	$-
Common stock for Barrister acquisition	$7,300,000	$-
Addition of asset retirement obligation	$82,149	$-
Interest paid, net of capitalized interest	$-	$608

See accompanying notes to consolidated financial statements.

CoJax Oil and Gas Corporation

Consolidated Statements of Stockholder’s (Deficit)

For the years ending December 31, 2020, and December 31, 2019

					Additional		Total
	Preferred stock		Common stock		paid-in	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance, December 31, 2018	-	$-	1	$-	$2	$(7,863)	$(7,861)
Net (loss) for the Year ending December 31, 2019	-	-	-	-	-	(35,169)	(35,169)
Balance, December 31, 2019	-	$-	1	$-	$2	$(43,032)	$(43,030)
Sale of common stock for cash	-	-	9,000	90	17,910	-	18,000
Shares issued - Barrister acquisition	-	-	3,650,000	36,500	7,263,500	-	7,300,000
Net (loss) for the Year ending December 31, 2020	-	-	-	-	-	(1,363,296)	(1,363,296)
Balance, December 31, 2020	-	$-	3,659,001	$36,590	$7,281,412	$(1,406,328)	$5,911,674

See accompanying notes to consolidated financial statements.

CoJax Oil and Gas Corporation

Notes to Consolidated Financial Statements

December 31, 2020

NOTE 1 – ORGANIZATION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Organization

CoJax Oil & Gas Corporation, a Virginia corporation (“Company”), was incorporated on November 13, 2017.

Nature of Operations

We are an early development stage company, and we have no revenue generating operations. From November 13, 2017, we have been engaged in organizational activities and had no revenue generating operations.  We intend to acquire assignments of hydrocarbon revenues and underlying oil and gas exploration and production rights.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) which contemplate continuation of the Company as a going concern.

NOTE 2 – GOING CONCERN DISCLOSURE

The Company’s financial statements are prepared using U.S. GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. During 2020, the Company has acquired Barrister Energy with identified proven or probable reserves and correspondingly expects to be generating revenue during its exploration stage. There can be no assurance that the Company will be able to achieve its business plan, raise any additional capital or secure the additional financing necessary to implement its current operating plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company has yet to achieve profitable operations, expects to incur further losses in the development of its business, has negative cash flows from operating activities, and is dependent upon future issuances of equity or other financing to fund ongoing operations, all of which raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing from shareholders or other sources to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however, there is no assurance of additional funding being available or on acceptable terms, if at all.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas of estimate include the impairment of assets and rates for amortization, accrued liabilities, future income tax obligations and the inputs used in calculating stock-

based compensation and transactions. Actual results could differ from those estimates and would impact future results of operations and cash flows.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At December 31, 2020 and December 31, 2019, the Company had no cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable will consist primarily of oil and gas sales, net of a valuation allowance for doubtful accounts. As of December 31, 2020, and the year ended December 31, 2019, the allowance for doubtful accounts was $0.

Impairment or Disposal of Long-Lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 360 “Property, Plant and Equipment”. ASC 360 clarifies the accounting for the impairment of long- lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company did not recognize any impairment losses as of December 31, 2020, or December 31, 2019.

Fair Value of Financial Instruments

The Company had no financial instruments for the year ending December 31, 2020, or for the year ending December 31, 2019.

ASC 820 “Fair Value Measurements and Disclosures” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) a reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means; and

Level 3 – Fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2020, and December 31, 2019. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

Revenue Recognition

On January 1, 2018, the Company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, (“ASC 606”). As the Company has no sales, the adoption did not require an adjustment to opening retained earnings for the cumulative effect adjustment and did not affect the Company’s previously reported results of operations, nor its ongoing consolidated and combined balance sheets, statements of cash flow or statements of changes in equity.

Under ASC 606, oil and natural gas sales revenues are recognized when control of the product is transferred to the customer, the performance obligations under the terms of the contracts with customers are satisfied and collectability is reasonably assured. Once operational, all the Company’s oil and natural gas sales will be made under contracts with customers. The performance obligations for the Company’s contracts with customers will be satisfied at a point in time through the delivery of oil and natural gas to its customers. Accordingly, the Company’s contracts will not give rise to contract assets or liabilities. The Company will typically receive payment within 30 days of the month of delivery. The Company’s contracts for oil and natural gas sales will be standard industry contracts that include variable consideration based on the monthly index price and adjustments that may include counterparty-specific provisions related to volumes, price differentials, discounts and other adjustments and deductions.

Stock-Based Compensation

The Company accounts for Stock-Based Compensation under ASC 718 “Compensation – Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. Generally accepted accounting principles require measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

The Company issues stock to consultants for various services. The costs for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete. The Company recognized consulting expense and a corresponding increase to additional paid- in-capital related to stock issued for services.

Income Taxes

Income taxes are accounted for under the liability method of accounting for income taxes. Under the liability method, future tax liabilities and assets are recognized for the estimated future tax consequences attributable to differences between the amounts reported in the financial statement carrying amounts of assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted income tax rates expected to apply when the asset is realized, or the liability settled. The effect of a change in income tax rates on future income tax liabilities and assets is recognized in income in the period that the change occurs. Future income tax assets are recognized to the extent that they are considered more likely than not to be realized.

The FASB has issued ASC 740 “Income Taxes”. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

Because of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by ASC 740 and concluded that they had no uncertain tax positions as of December 31, 2020, or as of December 31, 2019.

Basic and Diluted Income per Share

The Company computes income per share in accordance with ASC 260, "Earnings per Share", which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential shares of common stock outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants.  Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. The Company did not have any dilutive securities as of December 31, 2020, and December 31, 2019.

NOTE 4 – RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe any recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the Company’s present or future financial statements.

NOTE 5 – ACQUISITION

On November 17, 2020, the Company completed the acquisition of Barrister Energy, LLC and the oil and gas properties of Barrister Energy, LLC, (the “Acquisition”). The acquired properties consist of 700 gross acres and include a 95% average working interest and a 79% average net revenue interest.

The Acquisition was recognized as a business combination whereby CoJax recorded the assets acquired and the liabilities assumed at their fair values as of June 16, 2020, which is the date the Company obtained control of the properties and was the acquisition date for financial reporting purposes. Revenues and related expenses for the Acquisition are included in our consolidated statement of operations beginning June 16, 2020. The estimated fair value of the acquired properties approximated the consideration paid, which the Company concluded approximated the fair value that would be paid by a typical market participant.

The $2.7 million, zero interest, long-term note is payable to Central Operating, LLC at the signing of the Purchase and Sale Agreement on June 16, 2020. The Acquisition payable to be settled through equity was settled at the closing on November 17, 2020, through the issuance of 3,650,000 shares of common stock. The Company incurred $620,500 in non-capitalizable acquisition related costs, which were recognized in general and administrative expense during the year ended December 31, 2020.

The Company will continue to evaluate the fair value of the assets and liabilities reflected above and will record any adjustments, if needed, in future periods.

The estimated fair value of the acquired properties approximated the consideration paid, which the Company concluded approximated the fair value that would be paid by a typical market participant. The following table summarizes the fair values of the assets acquired and the liabilities assumed:

Fair Value of consideration given;
Assets acquired:
Proved oil and natural gas properties	$10,000,000
ARO asset	82,149
Liabilities assumed:
Asset retirement obligations	(82,149)
Total Identifiable Net Assets	$10,000,000
(Due to the limited operations of Barrister Energy the proforma consolidated results of operations were not considered material as if the acquisition occurred on January 1, 2019.)

NOTE 6 – LONG LIVED ASSETS

At December 31, 2020 through the Company’s acquisition of Barrister Energy, LLC had leased oil and gas properties assets valued at $10,000,000 and at December 31, 2019, the Company had no other long-lived assets.

NOTE 7 – ACCRUED EXPENSES

At December 31, 2020 and December 31, 2019, the Company had the following accrued expenses:

	December 31, 2020	December 31, 2019
Accrued interest	$2,410	$329
Accrued salaries and payroll taxes	611,714	-
Accrued M&A expenses	620,500	-
Accrued expenses	$1,234,524	$329

NOTE 8 – NOTES PAYABLE

	December 31,	December 31,
	2020	2019

On May 7, 2020, the Company applied for a Small Business Association (SBA) loan under the Paycheck Protection Program (PPP). The Company met all the necessary qualifications to apply for a $49,992 loan. On June 10, 2020, the SBA PPP loan was approved and transferred to the Company to be used for payment of accrued payroll and related payroll taxes. We do not expect to be required to repay any portion of the loan. 100% of the funds were disbursed for salaries and payroll taxes in 2020.	$49,992	$-

The $2.7 million long-term note is payable to Central Operating, LLC at the signing of the Barrister Purchase and Sale Agreement in June 16, 2020.	$2,700,000	$-

Notes payable	$2,749,992	$-

Related Party

The Company is a party to several loans with related parties. The note holder is the CEO and Executive Chairman of the Company.  At December 31, 2020, and December 31, 2019, notes payable consisted of the following:

	December 31,	December 31,
	2020	2019

On September 1, 2019, the Company's Executive Chairman loaned $42,000 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 2% per annum principal and accrued interest mature on February 19, 2022.	$42,000	$42,000

On November 15, 2019, the Company's Executive Chairman loaned $20,000 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 2% per annum principal and accrued interest mature on February 19, 2022.	$20,000	$20,000

On February 19, 2020, the Company's Executive Chairman loaned $28,400 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 2% per annum principal and accrued interest mature on February 19, 2022.	$28,400	$-

On July 15, 2020, the Company's Executive Chairman loaned $37,215 to the Company, and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 2% per annum principal and accrued interest mature on July 15, 2022.	$37,215	$-

Notes payable – related party	$127,615	$62,000

NOTE 9 – RELATED PARTY TRANSACTIONS

For the year ending December 31, 2020, there were four related party transactions (see NOTE 8) between the Company’s Executive Chairman and the Company. There were no other related party transactions between any of the Company’s directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer.

On January 4, 2021, the Company issued 20,000 shares of Series A convertible preferred stock to Jeffrey J. Guzy, the CEO and 10,000 shares of Series A convertible stock to Wm. Barrett Wellman, the CFO. Each share is convertible at the option of the holder to ten (10) shares of common stock. Since these shares were not issued until 2021 the fair value of $600,000 ($20 per share) has been recorded as part of accrued salaries and payroll taxes.  The fair value was based on the value assigned to common stock ($2 per share) multiplied by 10.

For the year ending December 31, 2019, there were two related party transactions (see NOTE 8) between the Company’s Executive Chairman and the Company. There were no other related party transactions between any of the Company’s directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer.

NOTE 10 – STOCKHOLDER’S DEFICIT

Authorized Capital

As of December 31, 2020, the Company has 300,000,000 authorized shares of Common Stock at $0.01 par value and 50,000,000 authorized shares of Preferred Stock at a par value of $0.10.

Preferred Stock

During the year ending December 31, 2020, the Company accrued 30,000 shares of Series A convertible preferred stock of its officers (see NOTE 9). During the year ending December 31, 2019, the Company issued no shares of Preferred Stock.

Common Stock

During the year ending December 31, 2020, the Company issued 3,650,000 at $2.00 per share for the Barrister acquisition and issued 9,000 shares at a share price of $2.00 for cash proceeds. During the year ending December 31, 2019, no shares of Common Stock were issued.

During the years ending December 31, 2020, and December 31, 2019, the Company did not repurchase any shares.

The above shares of capital stock are restricted securities under Rule 144 and were issued in reliance on an exemption from the registration requirements of the Securities Act.

Capital Contributions

During the years ending December 31, 2020, and December 31, 2019, the Company did not receive any capital contributions.

NOTE 11 – PROVISION FOR INCOME TAXES

The Company provides for income taxes using the liability method in accordance with FASB ASC Topic 740 “Income Taxes”. Deferred income taxes arise from the differences in the recognition of income and expenses for tax purposes. There were no deferred tax assets or liabilities at December 31, 2020 and December 31, 2019.

Management has reviewed the provisions regarding assessment of their valuation allowance on deferred tax assets and based on that criterion determined that it would not have sufficient taxable income to realize those assets. Therefore, management has assessed the realization of the deferred tax assets and has determined that it is more likely than not that they will not be realized and has provided a full valuation allowance against the deferred tax asset.

The Company recognizes the financial statement impact of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than–not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company is subject to income taxes in the U.S. federal jurisdiction and the state Virginia. The tax regulations within each jurisdiction are subject to interpretation of related tax laws and regulations and require significant judgment to apply. The Company is not presently undergoing any tax audits. As of December 31, 2020, the tax years that remain subject to examination are 2020, 2019, 2018, and 2017 for Federal and 2020, 2019, 2018, and 2017 for state.

The Company will apply the federal and state NOL carry-forward in FY 2020 and later years.

Income Taxes

On December 22, 2017, the United States Government passed new tax legislation that, among other provisions, will lower the corporate tax rate from 35% to 21%. In addition to applying the new lower corporate tax rate in 2018 and thereafter to any taxable income we may have, the legislation affects the way we can use and carry forward net operating losses previously accumulated and results in a revaluation of deferred tax assets recorded on our balance sheet. Given that the deferred tax assets are offset by a full valuation allowance, these changes have no net impact on the Company’s financial position and net loss. However, when we become profitable, we will receive a reduced benefit from such deferred tax assets.

A reconciliation of the income tax provision computed at statutory rates to the reported tax provision is as follows:

	Year ended December 31, 2020	Year ended December 31, 2019
Federal income tax rate	21.0%	21.0%
Loss before income taxes	$1,363,296	$35,169
Non-deductible expenses	(600,000)	-
Taxable loss	$763,296	$35,169
Expected approximate tax recovery on net loss, before income tax	$160,292	$7,385
Changes in valuation allowance	(160,292)	(7,385)
Income tax	$-	$-

The component of the Company’s deferred tax asset is as follows:

	As of December 31, 2020	As of December 31, 2019
Deferred income tax assets:
Net operating losses carried forward	$169,328	$9,036
Less: valuation allowance	(169,328)	(9,036)
Deferred income tax assets	$-	$-

The Company has a valuation allowance against the full amount of its net deferred tax assets due to the uncertainty of realization of the deferred tax assets.

At December 31, 2020 and December 31, 2019, the Company has incurred accumulated net operating losses in the United States of America totaling $798,465 and $43,032 respectively which are available to reduce taxable income in future taxation years.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company has no lease obligations at December 31, 2020 and December 31, 2019. The Company has a month-to-month rental agreement for an office share in Arlington, Virginia beginning on April 1, 2018, for $50 per month. Additionally, the Company has no known contingencies as of December 31, 2020, and December 31, 2019.

Purchase Commitments

The Company has no purchase obligations at December 31, 2020.

Significant Risks and Uncertainties

Concentration of Credit Risk – Cash – The Company maintains cash and cash equivalent balances at a single financial institution that are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At December 31, 2020 and December 31, 2019, the Company had no exposure in excess of insurance.

Concentration of Credit Risk – Accounts Receivable – The Company had no revenue generating operations and therefore no accounts receivable as of the date of these financial statements.

Legal Matters

During the course of business, litigation commonly occurs. From time to time, the Company may be a party to litigation matters involving claims against the Company. The Company operates in a highly regulated industry and employs personnel, which may inherently lend itself to legal matters. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on the Company's financial position or results of operations.

There are no known legal proceedings against the Company or its officers and directors in their capacity as officers and directors of the Company.

COVID-19

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a "Public Health Emergency of International Concern" and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the company, to date, the Company is not expecting to experience any adverse effects other than:

Difficulty in communicating with potential acquisition targets.

Fund-raising events may be limited.

Additionally, it is possible that estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, including the ability to raise additional funding.

NOTE 13 – ASSET RETIREMENT OBLIGATION

The Company provides for the obligation to plug and abandon oil and gas wells at the dates properties are either acquired or the wells are drilled. The asset retirement obligation is adjusted each quarter for any liabilities incurred or settled during the period, accretion expense and any revisions made to the estimated cash flows. The asset retirement obligation incurred at the time of drilling was computed using the annual credit-adjusted risk-free discount rate at the applicable dates. Changes in the asset retirement obligation were as follows:

Balance, June 15, 2020	$-
Liabilities acquired	82,149
Liabilities incurred	-
Liabilities settled	-
Accretion expense	(2,347)
Balance, December 31, 2020	$79,802

NOTE 14 - SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported. The management of the Company determined that there no reportable subsequent events to be disclosed beyond the following:

Issuance of Common Shares

On January 4, 2021, the company issued 310,250 shares of common stock to Newbridge Securities Corporation in settlement of $620,500 in M&A fees for the Barrister acquisition.

On February 23, 2021, the company issued 42,500 shares of common stock to various vendors in settlement of $85,000 in strategic consulting fees.

On February 23, 2021, the company issued 15,000 shares of common stock to various vendors in settlement of $30,000 in board consulting fees.

On February 23, 2021, the company issued 42,500 shares of common stock to various vendors in settlement of $85,000 in accounting consulting fees.

During the first quarter of 2021 the company issued 17,500 shares of common stock for sale of shares for cash.

Issuance of Common Shares to Officers

On January 4, 2021, the Company issued 5,000 shares of common stock to Jeffrey J. Guzy, the CEO.

On January 4, 2021, the Company issued 5,000 shares of common stock to Wm. Barrett Wellman, the CFO.

Issuance of Preferred Shares to Officers

On January 4, 2021, the Company issued 20,000 shares of Series A convertible preferred stock to Jeffrey J. Guzy, the CEO. Each share is convertible at the option of the holder to ten (10) shares of common stock.

On January 4, 2021, the Company issued 10,000 shares of Series A convertible preferred stock to Wm. Barrett Wellman, the CFO. Each share is convertible at the option of the holder to ten (10) shares of common stock.

Oil Price Fluctuations and Uncertainty

Our financial results depend on many factors, particularly the price of natural gas and crude oil and our ability to market our production on economically attractive terms. Commodity prices are affected by many factors outside of our control, including changes in market supply and demand, which are impacted by weather conditions, pipeline capacity constraints, inventory storage levels, basis differentials and other factors. As a result, we cannot accurately predict future commodity prices and, therefore, we cannot determine with any degree of certainty what effect increases or decreases in these prices will have on our drilling program, production volumes or revenues.

The recent oscillations in the price of oil will force us to re-evaluate our current acquisition strategy as the price of natural gas and oil fluctuate in the future.  We expect oil and natural gas to remain volatile. The ability to find and develop sufficient amounts of natural gas and crude oil reserves at economical costs are critical to our long-term success of the Company.

CoJax Oil and Gas Corporation

Condensed Financial Statements

March 31, 2021

The unaudited condensed financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, certain disclosures required by accounting principles generally accepted in the United States and normally included in Annual Reports on Form 10-K have been omitted. Although management believes that our disclosures are adequate to make the information presented not misleading, these unaudited interim financial statements should be read in conjunction with the Company’s audited financial statements and related footnotes included in its most recent Annual Report on Form 10-K.

COJAX OIL AND GAS CORPORATION

CONDENSED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
As of	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$71,250	$44,051
Total Current Assets	71,250	44,051
Properties and Equipment
Oil and natural gas properties subject to amortization	10,079,803	10,079,802
Total Properties and Equipment	10,079,803	10,079,802
Total Assets	10,151,053	10,123,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	35,384	17,799
Accrued interest payable	3,039	2,410
Accrued M&A expense payable	-	620,500
Accrued salary expense	27,013	611,714
Notes payable – PPP	49,992	49,992
Notes payable – related party	127,615	127,615
Total Current Liabilities	243,043	1,430,030
Long-term Liabilities
Barrister acquisition note payable	2,700,000	2,700,000
Asset retirement obligations	82,754	82,149
Total long-term liabilities	2,782,754	2,782,149
Total Liabilities	3,025,797	4,212,179
Stockholders' Equity
Preferred stock, $0.10 par value, 50,000,000 current shares authorized, 30,000 shares issued and outstanding, respectively.	3,000	-
Common stock, $0.01 par value, 300,000,000 current shares authorized, 4,096,751 and 3.659,001 shares issued and outstanding, respectively.	40,968	36,590
Additional paid-in capital	8,749,534	7,281,412
Accumulated deficit	(1,668,246)	(1,406,328)
Total Stockholders’ Equity	7,125,256	5,911,674
Total Liabilities and Stockholders' Equity	$10,151,053	$10,123,853

The accompanying notes are an integral part of these unaudited condensed financial statements.

COJAX OIL AND GAS CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months
	Ended March 31,
	2021	2020
Oil and Natural Gas Revenues	$8,160	$-

Costs and Operating Expenses
Lease operating expenses	26,941	-
Ad valorem taxes	490	-
Asset retirement obligation accretion	604	-
General and administrative expense	241,413	32,819
Total Operating Expenses	269,448	32,819

Loss from Operations	(261,288)	32,819

Other Income (Expense)
Interest income	-	-
Interest (expense)	(630)	-

Net Other Income (Expense)	(630)	-

Net Loss	$(261,918)	$(32,819)

Basic and Diluted Earnings (Loss) per share	(0.06)	(32,819)
Weighted average common shares – basic and diluted	4,052,939	1

The accompanying notes are an integral part of these unaudited condensed financial statements.

COJAX OIL AND GAS CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

For the Three Months Ended March 31,	2021	2020
Cash flows from operating activities:
Net loss	$(261,918)	$(32,819)
Common stock issued for services	220,000	-
Adjustments to reconcile Net loss to net cash provided by (used in) operations:
Amortization of asset retirement obligation	604	-
Accounts payable	17,586	(6,800)
Accrued salaries and payroll taxes	15,298	29,674
Accrued interest payable	629	375
Total adjustments to reconcile net loss to net cash provided by operations	254,117	23,249
Net cash used in operating activities	(7,801)	(9,570)

Cash flows from investing activities:	-	-

Cash flows from financing activities:
Proceeds from loans payable – related party	-	28,400
Proceeds from sale of common stock	35,000	-
Net cash provided by financing activities	35,000	28,400

Net increase in cash	27,199	18,830
Cash at beginning of period	44,051	27,689
Cash at end of period	$71,250	$46,519

Supplemental disclosure of non-cash investing and financing activities:
Preferred shares issued for accrued compensation	$600,000	$-
Accrued M&A fees settled with common stock	$620,500	$-
Accrued salaries settled with common stock	$20,000	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

COJAX OIL AND GAS CORPORATION

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

					Additional		Total
	Preferred stock		Common stock		paid-in	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance, December 31, 2019	-	$-	1	$-	$2	$(43,532)	$(43,530)
Net (loss) for the three months ending March 31, 2020	-	-	-	-	-	(32,819)	(32,819)
Balance, March 31, 2020	-	$-	1	$-	$2	$(76,351)	$(76,349)

Balance, December 31, 2020	-	$-	3,659,001	$36,590	$7,281,412	$(1,406,328)	$5,911,674
Sales of common stock	-	-	17,500	175	34,825	-	35,000
Share-based vendor payments and compensation	-	-	410,250	4,103	816,397	-	820,500
Preferred shares issued for accrued compensation	30,000	3,000	-	-	597,000	-	600,000
Share-based compensation	-	-	10,000	100	19,900	-	20,000
Net (loss) for the three months ending March 31, 2021	-	-	-	-	-	(261,918)	(261,918)
Balance, March 31, 2021	30,000	$3,000	4,096,751	$40,968	$8,749,534	$(1,668,246)	$7,125,256

The accompanying notes are an integral part of these unaudited condensed financial statements.

COJAX OIL AND GAS CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Condensed Financial Statements – The accompanying condensed financial statements prepared by CoJax Oil and Gas Corporation (the “Company” or “CoJax”) have not been audited by an independent registered public accounting firm.  In the opinion of the Company’s management, the accompanying unaudited financial statements contain all adjustments necessary for fair presentation of the results of operations for the periods presented, which adjustments were of a normal recurring nature, except as disclosed herein. The results of operations for the three months ended March 31, 2021, are not necessarily indicative of the results to be expected for the full year ending December 31, 2021, for various reasons, including as a result of the impact of fluctuations in prices received for oil and natural gas, natural production declines, the uncertainty of exploration and development drilling results, fluctuations in the fair value of derivative instruments, the impacts of COVID-19 and other factors.

These unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information, and, accordingly, do not include all of the information and footnotes required by GAAP for complete financial statements.  Therefore, these financial statements should be read in conjunction with the Company’s annual report on Form 10-K for the year ended December 31, 2020.

Organization and Nature of Operations – The Company is a Virginia corporation that owns interests in oil and natural gas properties located in Alabama. The Company’s oil and natural gas sales, profitability and future growth are dependent upon prevailing and future prices for oil and natural gas and the successful acquisition, exploration and development of oil and natural gas properties. Oil and natural gas prices have historically been volatile and may be subject to wide fluctuations in the future. A substantial decline in oil and natural gas prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows and quantities of oil and natural gas reserves that may be economically produced.

COVID - 19 – In March 2020, the World Health Organization classified the outbreak of COVID-19 as a pandemic. The nature of COVID-19 led to worldwide shutdowns, reductions in commercial and interpersonal activity and changes in consumer behavior. In attempting to control the spread of COVID-19, governments worldwide imposed laws and regulations such as shelter-in-place orders, quarantines, executive orders and similar restrictions. As a result, the global economy has been marked by significant slowdown and uncertainty, which in turn has led to a precipitous decline in oil prices in response to decreased demand, further exacerbated by global energy storage shortages and by the price war among members of the Organization of Petroleum Exporting Countries (“OPEC”) and other non-OPEC producer nations (collectively with OPEC members, “OPEC+”) during the first quarter 2020. As of the first quarter 2021, prices have recovered to pre-pandemic levels, due in part to the accessibility of vaccines, reopening of states after the lockdown, and optimism about the economic recovery.  The continued spread of COVID-19, including-vaccine resistant strains, or repeated deterioration in oil and natural gas prices could result in additional adverse impacts on the Company's results of operations, cash flows and financial position, including further asset impairments.

Liquidity and Capital Considerations – We strive to maintain an adequate liquidity level to address volatility and risk. Sources of liquidity include loans from our CEO, our cash flow from operations, cash on hand, and sales of shares.

While changes in oil and natural gas prices affect the Company's liquidity, if oil or natural gas prices rapidly deteriorate due to a resurgence of COVID-19 or other reasons, this could have a material adverse effect on the Company's cash flows.

The Company expects ongoing oil price volatility over the short term. Extended depressed oil prices have historically had and could continue to have a material adverse impact on the Company’s oil revenue.  The Company is always mindful to oil price volatility and its impact on our liquidity.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period.  The Company’s unaudited condensed financial statements are based on a number of significant estimates, including estimates of oil and natural gas reserve quantities, which are the basis for the calculation of depletion and impairment of oil and gas properties.  Reserve estimates, by their nature, are inherently imprecise.  Actual results could differ from those estimates. Changes in the future estimated oil and natural gas reserves or the estimated future cash flows attributable to the reserves that are utilized for impairment analysis could have a significant impact on the Company’s future results of operations.

Fair Value Measurements – Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Financial Accounting Standards Board (“FASB”) has established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy consists of three broad levels. Level 1 inputs are the highest priority and consist of unadjusted quoted prices in active markets for identical assets and liabilities. Level 2 are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 3 are unobservable inputs for an asset or liability.

Fair Values of Financial Instruments – The carrying amounts of accounts receivables and accounts payable and other current assets and liabilities approximate fair value because of the short-term maturities and/or liquid nature of these assets and liabilities.

Derivative Instruments and Commodity Risk Activities – The Company currently does not engage in derivative instruments. Going forward, the Company may periodically enter into derivative contracts to manage its exposure to commodity risk. These derivative contracts, which are generally placed with major financial institutions, may take the form of forward contracts, futures contracts, swaps or options. The oil and gas reference prices upon which the commodity derivative contracts are based reflect various market indices that have a high degree of historical correlation with actual prices received by the Company for its oil and gas production.

Any gains or losses resulting from changes in fair value of outstanding derivative financial instruments and from the settlement of derivative financial instruments will be recognized in earnings and included as a component of other income (expense) in the Statement of Operations.

When applicable, the Company will record all derivative instruments, other than those that meet the normal purchases and sales exception, on the balance sheet as either an asset or liability measured at fair value. Changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met.

Concentration of Credit Risk –The Company maintains cash and cash equivalent balances at a single financial institution that are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At December 31, 2020 and December 31, 2019, the Company had no exposure in excess of insurance.

Oil and Gas Properties – The Company uses the successful effort method of accounting for oil and gas properties.  Under this method, all costs associated with the acquisition, leasing, exploration and development of oil and gas reserves are expensed. Costs expensed include acquisition costs, estimated future costs of abandonment and site restoration, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling and equipping productive and non-productive wells. Drilling costs include directly related overhead costs.  Expensed costs are generally categorized either as being subject to amortization or not subject to amortization.

Depreciation, depletion and amortization expense for the three months ended March 31, 2021, was $0 per barrel of oil equivalent compared to $0, for the three months ended March 31, 2020.

Equipment, vehicles and leasehold improvements – Currently, the Company has no office equipment. Going forward, office equipment will be valued at historical cost adjusted for impairment loss less accumulated depreciation. Historical costs include all direct costs associated with the acquisition of office equipment and placing such equipment in service. Depreciation will be calculated using the straight-line method based upon an estimated useful life of 3 to 10 years.

Asset Retirement Obligation – The Company records a liability in the period in which an asset retirement obligation (“ARO”) is incurred, in an amount equal to the discounted estimated fair value of the obligation that is capitalized. Thereafter, this liability is accreted up to the final estimated retirement cost. An ARO is a future expenditure related to the disposal or other retirement of certain assets. The Company’s ARO relates to future plugging and abandonment expenses of its oil and natural gas properties and related facilities disposal.

Share-Based Employee Compensation – The Company has no outstanding stock option grants and restricted stock awards to directors, officers and employees. The Company recognizes the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes the related compensation expense over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period.

Share-Based Compensation to Non-Employees – The Company accounts for share-based compensation issued to non-employees as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for these issuances is the earlier of (i) the date at which a commitment for performance by the recipient to earn the equity instruments is reached or (ii) the date at which the recipient’s performance is complete.

Income Taxes – Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes. Deferred taxes are based on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, and tax carry forwards. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The CARES Act was enacted March 27, 2020, and includes income tax provisions that, among other things, allow net operating losses to be carried back, permits interest expense to be deducted up to a higher percentage of adjusted taxable income and modifies tax depreciation of qualified improvement property. Due to the Company having taxable losses in all years eligible for the NOL carryback, no benefit was recorded and these provisions have no material impact on the Company.

For the period ended March 31, 2021, the Company recorded no income tax expense or benefit due to the Company having a full valuation allowance against its net deferred tax assets. Since December 31, 2020, the Company has determined that a full valuation allowance is necessary due to the Company assessment that it is more likely than not that it will be unable to obtain the benefits of its deferred tax assets due to the Company’s history of taxable losses. The Company reviews its Deferred Tax Assets (“DTAs”) and valuation allowance on a quarterly basis.

New and Recently Adopted Accounting Pronouncements – In December 2019, the FASB released ASU No. 2019-12 (“ASU 2019-12”), Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes, which removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. The amended standard is effective for fiscal years beginning after December 15, 2020. The adoption of ASU 2019-12 did not have a material impact to the Company’s consolidated financial statements or disclosures.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements,” which clarifies or improves disclosure requirements for various topics to align with SEC regulations. This update is effective for the Company beginning in the first quarter of 2021 and will be applied retrospectively. The adoption and implementation of this ASU did not have a material impact on the Company’s financial statements.

Basic and Diluted Earnings per Share – Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share reflects the potential dilution that could occur if all contracts to issue common stock were converted into common stock, except for those that are anti-dilutive.  The dilutive effect of stock options and other share-based compensation is calculated using the treasury method. The computation of diluted loss per share does not assume exercise or conversion of securities that would have an anti-dilutive effect. As of March 31, 2021, the effect of 3,000 convertible preferred shares into 300,000 common shares was excluded from the computation of diluted net loss per common share as their effect is anti-dilutive.

NOTE 2 – GOING CONCERN DISCLOSURE

The Company’s financial statements are prepared using U.S. GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. During 2020, the Company has acquired Barrister Energy with identified proven or probable reserves and correspondingly expects to be generating revenue during its exploration stage. There can be no assurance that the Company will be able to achieve its business plan, raise any additional capital or secure the additional financing necessary to implement its current operating plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company has yet to achieve profitable operations, expects to incur further losses in the development of its business, has negative cash flows from operating activities, and is dependent upon future issuances of equity or other financing to fund ongoing operations, all of which raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing from shareholders or other sources to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however, there is no assurance of additional funding being available or on acceptable terms, if at all.

NOTE 3 – REVENUE RECOGNITION

The Company predominantly derives its revenue from the sale of produced crude oil and natural gas. The contractual performance obligation is satisfied when the product is delivered to the customer.  Revenue is recorded in the month the product is delivered to the purchaser and the Company receives payment from one to three months after delivery.  The transaction price includes variable consideration as product pricing is based on published market prices and reduced for contract specified differentials.  The guidance does not require that the transaction price be fixed or stated in the contract.

Oil sales

Under the Company’s oil sales contracts, the Company sells oil production at the point of delivery and collects an agreed upon index price, net of pricing differentials. The Company recognizes revenue when control transfers to the purchaser at the point of delivery at the net price received.

Natural gas sales

The Company currently is not producing natural gas.

Disaggregation of Revenue. The following table presents revenues disaggregated by product for the three months ended March 31, 2021, and 2020:

	For the Three Months
	Ended March 31,
	2021	2020
Revenues by Product:
Oil	$8,160	$-
Natural gas	-	-
Oil and natural gas revenues	$8,160	$-

All revenues are from production from the Gulf State Drilling Region in Alabama.

NOTE 4 – LEASES

Effective January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842). The purpose of this guidance is to increase transparency and comparability among organizations by recognizing certain lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous GAAP methodology and the method proposed by this new guidance is the recognition on the balance sheet of certain lease assets and lease liabilities by lessees for those leases that were classified as operating leases under previous GAAP.

The Company made accounting policy elections to not capitalize leases with a lease term of twelve months or less and to not separate lease and non-lease components for all asset classes. The Company has also elected to adopt the package of practical expedients within ASU 2016-02 that allows an entity to not reassess prior to the effective date (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases, or (iii) initial direct costs for any existing leases and the practical expedient regarding land easements that exist prior to the adoption of ASU 2016-02. The Company did not elect the practical expedient of hindsight when determining the lease term of existing contracts at the effective date.

The Company has a month-to-month rental agreement for our offices in the Arlington, Virginia and Laurel, Mississippi.

NOTE 5 – EARNINGS (LOSS) PER SHARE INFORMATION

The Company computes basic loss per share by dividing net loss by the weighted-average number of common shares outstanding during the period. The Company computes diluted loss per share by dividing net loss by the sum of the weighted-average number of common shares outstanding and the weighted-average dilutive common share equivalents outstanding.

	For the Three Months
	Ended March 31,
	2021	2020
Net Income (Loss)	$(266,918)	$(32,819)
Basic Weighted-Average Shares Outstanding	4,052,939	1
Effect of dilutive securities:
Stock options	n/a	n/a
Convertible preferred stock	n/a	n/a
Restricted stock	n/a	n/a
Common warrants	n/a	n/a
Diluted Weighted-Average Shares Outstanding	4,096,751	1
Basic and Diluted Earnings (Loss) per Share	$(0.06)	$(32,819)

NOTE 6 – FAIR VALUE MEASUREMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The authoritative guidance requires disclosure of the framework for measuring fair value and requires that fair value measurements be classified and disclosed in one of the following categories:

Level 1:  Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. We consider active markets as those in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:  Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that we value using observable market data. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3:  Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e., supported by little or no market activity).

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2021, and March 31, 2020. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

NOTE 7 – ASSET RETIREMENT OBLIGATION

The Company records the obligation to plug and abandon oil and gas wells at the date’s properties are either acquired or the wells are drilled. The asset retirement obligation is adjusted each quarter for any liabilities incurred or settled during the period, accretion expense and any revisions made to the costs or timing estimates. The asset retirement obligation is incurred using an annual credit-adjusted risk-free discount rate at the applicable dates. Changes in the asset retirement obligation were as follows:

Balance, December 31, 2020	$82,150
Liabilities incurred	-
Liabilities acquired	-
Liabilities sold	-
Revision of previous estimates	-

Liabilities settled	-
Accretion expense	604
Balance, March 31, 2021	$82,754

NOTE 8 – CONTINGENCIES AND COMMITMENTS

Operating Lease Commitments

The Company has no lease obligations at March 31, 2021, and March 31, 2020. The Company has a month-to-month rental agreement for an office share in Arlington, Virginia beginning on April 1, 2018, for $50 per month. Additionally, the Company has no known contingencies as of March 31, 2021, and March 31, 2020.

Purchase Commitments

The Company has no purchase obligations at March 31, 2021.

Significant Risks and Uncertainties

Concentration of Credit Risk – Cash – The Company maintains cash and cash equivalent balances at a single financial institution that are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At December 31, 2020 and December 31, 2019, the Company had no exposure in excess of insurance.

Concentration of Credit Risk – Accounts Receivable – The Company had no revenue generating operations and therefore no accounts receivable as of the date of these financial statements.

Legal Matters

During the course of business, litigation commonly occurs. From time to time, the Company may be a party to litigation matters involving claims against the Company. The Company operates in a highly regulated industry and employs personnel, which may inherently lend itself to legal matters. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on the Company's financial position or results of operations.

There are no known legal proceedings against the Company or its officers and directors in their capacity as officers and directors of the Company.

NOTE 9 – RELATED PARTY TRANSACTIONS

On January 4, 2021, the Company issued 20,000 shares of Series A convertible preferred stock to Jeffrey J. Guzy, the CEO and 10,000 shares of Series A convertible stock to Wm. Barrett Wellman, the CFO. Each share is convertible at the option of the holder to ten (10) shares of common stock. The fair value of $600,000 ($20 per share) has been recorded as part of accrued salaries and payroll taxes.  The fair value was based on the value assigned to common stock ($2 per share) multiplied by 10. Additionally, on January 4, 2021, the Company issued 5,000 shares of Common Stock to each of the officers valued at $2 per share.

For the year ending December 31, 2020, there were two related party transactions between the Company’s Executive Chairman and the Company. There were no other related party transactions between any of the Company’s directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer.

NOTE 10 – STOCKHOLDERS’ EQUITY

Authorized Capital

As of March 31, 2021, the Company has 300,000,000 authorized shares of Common Stock at $0.01 par value and 50,000,000 authorized shares of Preferred Stock at a par value of $0.10.

Preferred Stock

During the period ending March 31, 2021, the Company issued 30,000 shares of Series A convertible preferred stock to its officers (see NOTE 9) in settlement of $600,000 of accrued salary. During the period ending March 31, 2020, the Company issued no shares of Preferred Stock.

Common Stock

During the period ending March 31, 2021, the company issued 310,250 shares of common stock to Newbridge Securities Corporation in settlement of $620,500 in M&A fees for the Barrister acquisition, 100,000 shares of common stock to various vendors in settlement of $200,000 in service and consulting fees and 10,000 shares of common stock to its executive officers (see NOTE 9).

During the first quarter of 2021 the company issued 17,500 shares of common stock for sale of shares for cash.

During the periods ending March 31, 2021, and March 31, 2020, the Company did not repurchase any shares.

The above shares of capital stock are restricted securities under Rule 144 and were issued in reliance on an exemption from the registration requirements of the Securities Act.

Capital Contributions

During the periods ending March 31, 2021, and March 31, 2020, the Company did not receive any capital contributions.

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported. The management of the Company determined that there no reportable subsequent events to be disclosed.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts are estimates except for the SEC filing fee.

SEC filing fee	$282.84
Legal fees and expenses	5,000.00
Accounting fees and expenses	25,000.00
Total	$30,282.84

Item 14. Indemnification of Directors and Officers

We currently maintain and intend to maintain for the foreseeable future director and officer liability insurance on behalf of our directors and officers.

The Virginia Stock Corporation Act (“VSCA”) permits us to indemnify our directors and officers in connection with certain actions, suits and proceedings brought against them if they acted in good faith and believed their conduct to be in the best interests of the Company and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director or officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the company, and further provides that we may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the company), and may make additional provision for advances and reimbursement of expenses, if authorized by our Amended and Restated Articles of Incorporation or shareholder-adopted Bylaws, except an indemnity against willful misconduct or a knowing violation of criminal law. Our Amended and Restated Articles of Incorporation provide that a director or officer or former director or officer of the Company shall be indemnified to the fullest extent permitted by the VSCA as currently in effect or as later amended in connection with any action, suit or proceeding (including a proceeding by us or in our right) because such individual is or was a director or officer of the company, or because such individual is or was serving the company or any other legal entity in any capacity at the request of the company.

The VSCA establishes a statutory limit on liability of directors and officers and directors of the company for damages assessed against them in a suit brought by us or in our right or brought by or on behalf of shareholders of the company and authorizes us, with shareholder approval, to specify a lower monetary limit on liability in our Amended and Restated Articles of Incorporation or Bylaws; however, the liability of a director or officer shall not be limited if such director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. Our Amended and Restated Articles of Incorporation provide for the limitation or elimination of the liability of a director or officer or former director or officer of the company for monetary damages to the company or our shareholders, to the fullest extent permitted by the VSCA as currently in effect or as later amended.  The Guzy Employment Agreement and the Wellman Employment Agreement contain the indemnification provisions, providing that CoJax shall indemnify and save harmless each of Mr. Guzy and Mr. Wellman for any liability incurred by reason of any act or omission performed by each officer while acting in good faith on behalf of the Company within the scope of the authority of his pursuant to the respective employment agreement and the fullest extent provided under the CoJax Bylaws, the Amended and Restated Articles of Incorporation and the Virginia Stock Corporation Act, except that each of Mr. Guzy and Mr. Wellman must have in good faith believed that such action was in, or not opposed to, the best interests of CoJax, and, with respect to any criminal action or  proceeding, had no reasonable cause to believe that such conduct was unlawful.

We do not carry insurance on behalf of directors, officers, employees, or agents for liabilities related to their actions on behalf of the company. We intend to seek such insurance (if available and affordable) when we have sufficient cash reserves.

Insofar as the foregoing provisions permit indemnification of directors, officers, or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

Over the past three years, we have issued and sold the following securities without registration under the Securities Act:

•On November 17, 2020, pursuant to the terms of the Barrister Acquisition Agreement, the Company issued 3,650,000 shares of Common Stock at $2.00 per share to former members of Barrister.

•On January 4, 2021, the Company issued 20,000 shares of Series A convertible preferred stock to Jeffrey J. Guzy, the CEO and 10,000 shares of Series A Preferred stock to Wm. Barrett Wellman, the CFO. Each share is convertible at the option of the holder to ten (10) shares of Common Stock.

•On February 16, 2021, the Company issued 5,000 shares of Common Stock to Jeffrey J. Guzy for his service as Chief Executive Officer and 5,000 shares of Common Stock to Wm. Barrett Wellman for his service as Chief Financial Officer.

•On February 18, 2021, the Company issued an aggregate of 310,250 shares of Common Stock to Newbridge Securities Corporation and its affiliates in settlement of fees for the Barrister Acquisition.

•On February 23, 2021, the Company issued an aggregate of 100,000 shares of Common Stock to consultants for the services performed to the Company.

The above issuances did not involve any underwriters, underwriting discounts or commissions, or any public offering and we believe is exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder.

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1, filed with the Commission on July 26, 2019)
3.2	Bylaws (Incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1, filed with the Commission on July 26, 2019)
3.3	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1.1 of the Company’s Registration Statement on Form S-1, filed with the Commission on July 26, 2019)
3.4

Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1.2 of the Company’s Registration Statement on Form S-1 filed with the Commission on September 25, 2020)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 filed with the Commission on July 26, 2019)
5.1*	Opinion of The Crone Law Group, P.C.
10.1

Acquisition Agreement, dated June 16, 2020, by and among CoJax Oil and Gas Corporation, Barrister Energy, LLC and all of the Members of Barrister Energy, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Commission on June 22, 2020)

10.2

Purchase and Sale Agreement dated June 1, 2019 between Barrister Energy, LLC and Central Operating, LLC (incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K filed with the Commission on June 22, 2020)

10.3

Promissory Note, dated June 1, 2019, issued by Barrister Energy, LLC pursuant to the Purchase and Sale Agreement dated June 1, 2019 with Central Operating, LLC (incorporated by reference to Exhibit 2.3 of the Company’s Current Report on Form 8-K filed with the Commission on June 22, 2020)

10.4

Assignment and Assumption of Promissory Note, dated June 16, 2020, between the Company and Barrister Energy, LLC (incorporated by reference to Exhibit 2.4 of the Company’s Current Report on Form 8-K filed with the Commission on June 22, 2020.

10.5*	Amended and Restated Promissory Note, dated May 29, 2021, between the Company and Central Operating, LLC
10.6

Investment Banking/Corp Advisory Agreement between the Company and Newbridge Securities Corporation, dated March 14, 2019 (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 filed with the Commission on July 26, 2019)

10.7

Employment Agreement dated January 24, 2020, between the Company and Jeffrey J. Guzy (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on January 22, 2020)

10.8

Employment Agreement dated March 16, 2020, between the Company and Wm. Barrett Wellman (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with Commission on March 23, 2020)

10.9

Restricted Stock Grant Agreement dated January 4, 2021, between the Company and Jeffrey Guzy (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on January 7, 2021)

10.10

Restricted Stock Grant Agreement dated January 4, 2021, between the Company and Wm. Barrett Wellman (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Commission on January 7, 2021)

14	Code of Ethics (incorporated by reference to Exhibit 14 to the Company Registration Statement on Form S-1 filed with the Commission on July 26, 2019)
21.1*	List of Subsidiaries
23.1*	Consent of Haynie & Co
23.2*	Consent of The Crone Law Group, P.C. (included in Exhibit 5.1)
99.1

Barrister Central Certified SEC Reserves Analysis and Valuation Study and Report (incorporated by reference to Exhibit 99.1 to the Company’s Annual Report on Form 10-K, filed with the Commission on May 14, 2021)

99.2	Barrister Energy, LLC Oil Leases (incorporated by reference to Exhibit 99.2 to the Company’s Annual Report on Form 10-K, filed with the Commission on May 14, 2021)

*	Previously filed

 Item 17. Undertakings

The Company hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability of the Company under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Company undertakes that in a primary offering of securities of the undersigned Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.
(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Company is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the in Arlington, Virginia, on the 20th day of July, 2021:

COJAX OIL AND GAS CORPORATION

By:	/s/ Jeffrey J. Guzy
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

July 20, 2021
By:	/s/ Jeffrey J. Guzy
Chief Executive Officer, Director and President (Principal Executive Officer)

July 20, 2021
By:	/s/ Wm. Barrett Wellman
Chief Financial Officer (Principal Financial and Accounting Officer)